AS FILED WITH THE UNITED STATES SECURITIES

AND EXCHANGE COMMISSION ON AUGUST 16, 2006

REGISTRATION NO. 333-136277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 1 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZIM CORPORATION

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

CANADA

(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

7371

(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

NOT APPLICABLE

(I.R.S. EMPLOYER IDENTIFICATION NO.)

150 ISABELLA STREET, SUITE 150 OTTAWA, ONTARIO CANADA K1S 1V6 (613) 727-1397

(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

MICHAEL COWPLAND

PRESIDENT AND CHIEF EXECUTIVE OFFICER

ZIM CORPORATION

150 ISABELLA STREET, SUITE 150

OTTAWA, ONTARIO

CANADA, K1S 1V6

(613) 727-1397

(NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Shares, no par value	10,500,000 (3)	$0.02	$ 210,000	$ 22.47
Common Shares, no par value	18,365,386 (4)	$0.02	$367,308	$39.30
Common Shares, no par value	18,365,386 (5)	$0.02	$367,308	$39.30
Totals	47,230,772		$944,616	$101.07

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the Common Shares of the Registrant on the Over-the-Counter Bulletin Board on July 31, 2006.

(2)	The amount of registration fee is .000107 per $1.

(3)	Represents shares issued on April 1, 2006 in connection with the acquisition of Advanced Internet Inc. (“AIS”).

(4)

Represents shares sold by the Registrant in a private placement in June 2006 of 18,365,386 units, each unit consisting of one of the Registrant’s Common Shares and one non-transferable warrant entitling the holder to purchase an additional Common Share.

(5)	Represents shares issuable upon exercise of the warrants included in the units.

Pursuant to Rule 416(b), the shares registered hereby include such additional number of shares as may be issued or may become issuable as dividends or as a result of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2006

PROSPECTUS

ZIM Corporation

47,230,772 Common Shares

This prospectus relates to the resale, from time to time, of up to 47,230,772 Common Shares of ZIM Corporation, a Canadian corporation, by the selling stockholders named in this prospectus in the section "Selling Stockholders," including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the "Selling Stockholders." The Company is not selling any Common Shares in this offering and therefore will not receive any proceeds from this offering, but will receive funds from the exercise of warrants held by the Selling Stockholders, if exercised. All costs associated with this registration will be borne by the Company.

References in this prospectus to "the Company," "ZIM," "we," "our," and "us" refer to ZIM Corporation.

Our Common Shares are quoted on the Over-the-Counter Bulletin Board under the symbol "ZIMCF". The Common Shares may be offered for sale by the Selling Stockholders at prices established on the Over-the Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for our Common Shares. On July 31, 2006, the last reported sale price of our Common Shares was $0.02 per share.

An investment in our Common Shares involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 3 before you decide whether to invest in our Common Shares.

No underwriter or person has been engaged to facilitate the sale of Common Shares in this offering. After the accompanying registration statement is declared effective by the United States Securities and Exchange Commission, all the Common Shares in this offering may be sold by the Selling Stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ZIM Corporation

150 Isabella Street, Suite 150

Ottawa, Ontario K1S 1V7

(613)-727-1397

The date of this prospectus is August 16, 2006

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	3

RISK FACTORS	3

USE OF PROCEEDS	7

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	7

DIVIDENDS	7

DESCRIPTION OF OUR BUSINESS	7

MANAGEMENT’S DISCUSSION AND ANALYSIS	13

DIRECTORS AND EXECUTIVE OFFICERS	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	35

SELLING STOCKHOLDERS	35

DESCRIPTION OF CAPITAL STOCK	36

PLAN OF DISTRIBUTION	38

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	39

LEGAL MATTERS	39

EXPERTS	39

WHERE YOU CAN FIND MORE INFORMATION	40

FINANCIAL STATEMENTS	F-1

PART II	II-1

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Shareholders to make an offer of these Common Shares in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus.

Our website is located at www.zim.biz. Information contained on our website is not incorporated into and is not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements. These forward looking statements are often identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan" and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	Significant uncertainty in our ability to continue as a going concern;
•	Intense and increasing competition from other mobile companies, with new competitors and technologies likely to emerge;
•	Our ability to obtain future financing or funds when needed;
•	Our ability to successfully create a market for our product or service offering;
•	Acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;
•	Our ability to maintain and execute a successful business strategy; and
•	We may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission ("SEC").

You also should consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The following is only a summary of the information included in the prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our "Risk Factors" section and our Financial Statements and the notes to the Financial Statements before making any investment in ZIM Corporation.

All financial information included herein is prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and all monetary references are to US dollars.

Our Company

ZIM Corporation is a provider of mobile messaging and data services and products. We use our technology and expertise to expand the use of the mobile phone beyond voice to include SMS messages and other content, such as ringtones and wallpapers. We also have a database product known as Zim IDE that is used by companies in the management of information databases.

We are a corporation formed on April 1, 2004, through the amalgamation of ZIM Corporation and ZIM Technologies. ZIM Corporation was originally incorporated under the laws of Canada on October 17, 2002. Our primary office is in Ottawa, Canada. Our Common Shares are listed on the Over the Counter Bulletin Board under the symbol “ZIMCF.”

The Offering

This prospectus relates to the resale, from time to time, of up to 47,230,772 shares of our Common Shares by the Selling Stockholders described in “Selling Stockholders” below. Some of these shares have already been issued in private transactions, and some are issuable in the future upon exercise of securities that have already been issued in private transactions.

Summary Financial Data

	(Unaudited) Three months ended June 30, 2006	(Audited) Year ended March 31, 2006	(Audited) Year ended March 31, 2005
Statement of earnings data	$	$	$

Revenues	705,797	3,595,315	4,031,198
Operating expenses	1,290,221	7,103,377	8,122,261
Net loss before income taxes	(588,267)	(3,502,552)	(4,085,528)
Income tax benefit	20,542	114,059	121,421
Net loss	(567,725)	(3,388,493)	(3,964,107)

Balance sheet data

Current assets	1,791,758	2,043,600	3,522,914
Total assets	2,795,582	2,324,509	5,806,694
Current liabilities	1,324,168	1,802,064	2,402,204
Total liabilities	1,388,900	1,867,489	2,402,204
Shareholders' equity	1,406,682	457,020	3,404,490

RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our Common Shares. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our Common Shares could decline and you could lose all or part of your investment. Our filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

BECAUSE OUR REVENUE AND INCOME POTENTIAL OF OUR BUSINESS AND MARKETS ARE UNPROVEN, WE CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE.

We believe that our future success depends on our ability to significantly increase revenue from our operations, of which we have a limited history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. These risks include our ability to:

•	Offer competitive pricing for our services;
•	Offer new and innovative mobile content;
•	Maintain our current relationships and develop new strategic relationships with mobile content designers and mobile operators;
•	Attract and retain qualified employees; and
•	Upgrade our technology infrastructure to manage increased messaging demands and trends.

WE HAVE CONTRACTED WITH THIRD PARTIES TO PROVIDE MOBILE CONTENT FOR OUR RECENTLY ACQUIRED INTERNET PORTALS AND WE MAY LOSE USERS AND REVENUE IF THESE ARRANGEMENTS ARE TERMINATED.

We have arrangements with a number of third parties to provide mobile content to our subscriber base. Although no single third party service provider is critical to our operations, our future success is highly dependent upon our ability to maintain these relationships and enter into new relationships with other content providers. We license content under arrangements that require us to pay usage or fixed monthly fees for the use of the content. If, in the future, any of our content providers does not give us access to important content, increases the royalties, fees or percentages that they charge us for their content, or fails to develop and maintain high-quality and successful mobile content, or if a material number of our existing relationships are terminated, we could lose customers and our content may become less desirable, which would have a negative impact on our revenues and net earnings.

WE MAY EXPERIENCE DIFFICULTIES ACCURATELY FORECASTING OUR OPERATING RESULTS, THEREBY MAKING OUR BUSINESS OPERATIONS MORE DIFFICULT TO SUSTAIN.

Due to our limited operating history as a mobile content provider, we may not be able to accurately forecast our future operating results. If our gross margins from our operations fall materially short of estimated expenses, our business operations will become more difficult to sustain since we will then have to reduce our spending and/or raise additional capital over and above any current capital raising plans. It may not be possible for us to accomplish either task in a timely manner, or at all, in which event we would have to curtail or suspend certain or all of our business operations. Any action to such effect is likely to have a material adverse effect on our business relationships, financial results, financial condition and prospects.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

We may experience significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to fluctuate include: our ability to retain existing customers or attract new customers at a steady rate and maintain user satisfaction; technical difficulties or system downtime; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and industry regulation. As a result of these and other factors, you should not place undue reliance on quarter-to-quarter comparisons of our operating results as indicators of likely future performance.

WE MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO TECHNOLOGICAL CHANGE AND CHANGING CUSTOMER REQUIREMENTS, THEREBY LOSING SALES.

If we are unable to adapt to the rapid changes in technology and customer needs that are inherent to the mobile industry, we may lose sales and fail to grow. In order to meet these rapid changes, we will have to effectively integrate new wireless and data technologies, continue to develop our technologies and technical expertise and respond to changing customer needs.

THE LOSS OF THE SERVICES OF DR. MICHAEL COWPLAND AND OTHER KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS.

The loss of the services of Dr. Michael Cowpland and other key personnel could affect our performance in a material and adverse way. We currently depend heavily on the services of Dr. Cowpland as well as his ability to, and past practice of, funding our cash requirements from time to time. For example, since April 2002, Dr. Cowpland and a holding company owned by his spouse have provided financing of approximately $6.9 million to us. However, there can be no assurance that either of them will continue to do so.

THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our ability to continue as a going concern is subject to substantial doubt given our current financial condition and requirements for additional funding. If we are unable to continue as a going concern, investors in our Common Shares will likely lose their entire investment. We have indicated in our financial statements that there is substantial doubt about our ability to continue as a going concern. In addition, the report of the independent registered public accounting firm to our audited consolidated financial statements for the year ended March 31, 2006 includes an explanatory paragraph which indicates that there is substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be successful in raising additional funding as required.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND CERTAIN OF OUR BUSINESS OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS.

We will need substantial external financing to continue and expand our business operations. If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may have to curtail or suspend certain of our business operations, which could have a material adverse effect on our business relationships, financial results, financial condition and prospects.

ZIM EXPECTS TO INCUR OPERATING LOSSES FOR A MINIMUM OF THE NEXT TWELVE MONTHS. SUCH LOSSES WILL DIRECTLY AFFECT OUR REQUIREMENTS FOR ADDITIONAL FUNDS AND ABILITY TO CONTINUE AS A GOING CONCERN.

Our anticipated requirements for additional funds are based, in large part, upon our expectation that we will incur operating losses for the next twelve months. The extent to which these anticipated losses are actually incurred will directly affect our need for additional capital and ability to continue as a going concern. If the shortfall between the revenues generated and our operating expenses for the next twelve months is greater than the operating losses which are already expected, our need to secure additional funds is likely to increase accordingly and further adversely affect our ability to continue as a going concern. Moreover, we cannot assure that actual operating losses will not exceed management's current expectations. These anticipated operating losses are due in part to anticipated costs in the marketing of our new line of mobile content and our ability to increase the number of subscribers.

WHILE WE BELIEVE THAT WE WILL HAVE ADEQUATE INTERNAL CONTROL PROCEDURES IN PLACE FOR MARCH 31, 2008, WE ARE STILL EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE CONTROLS UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

While we believe that we will have adequate internal control procedures in place for March 31, 2008, we are still exposed to potential risks from the requirement to evaluate internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we are evaluating our internal control systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. Throughout this process, we will incur additional expenses and use of management's time. In addition, if we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our shares.

OUR STRATEGIC DIRECTION IS EVOLVING, WHICH COULD NEGATIVELY AFFECT OUR FUTURE RESULTS.

Since inception, our business model has evolved and is likely to continue to evolve as we refine our offerings and market focus. Since 2004, we have focused on our SMS aggregation services. We continue to evaluate opportunities in a rapidly evolving market. We plan to leverage our intellectual capital and core technologies to focus more on mobile content and offering our product to the end user, as opposed to the mobile content provider.

As part of this plan, on April 1, 2006, we acquired Advanced Internet Inc. (“AIS”) and have realigned our operations to offer a service directly to the end user. These changes to our business may not prove successful in the short or long term and may negatively impact our financial results. We will continue to offer aggregation services to mobile content providers.

WE OPERATE IN NEW AND RAPIDLY EVOLVING MARKETS, AND OUR BUSINESS MODEL CONTINUES TO EVOLVE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

Our potential for future profitability must be considered in the light of the risks, uncertainties, and difficulties encountered by companies that are in new and rapidly evolving markets and continuing to innovate with new and unproven technologies or services, as well as undergoing significant change. Our mobile business is in a new industry that has undergone rapid and dramatic changes in its short history. In addition to the other risks we describe in this section, some of these risks relate to our potential inability to attract and retain unique and sought after mobile content; to control expenditures and to respond quickly and appropriately to industry developments, including rapid technological change;

changes in customer requirements; and new products introduced into our markets by our competitors. If we do not effectively address the risks we face, we may not achieve profitability.

IF WE ARE UNABLE TO MANAGE THE INTEGRATION OF OUR ACQUIRED BUSINESSES, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

Failure to effectively manage the integration of any acquisitions we may make may adversely affect our business and financial condition. Any acquisition that we make will place significant demand on management, technical and other resources.

In particular, failure to understand the mobile content market quickly will adversely affect the acquisition of AIS. Our failure to manage the integration of the mobile content platform acquired from AIS with our existing technical infrastructure will adversely affect the acquisition of AIS.

WE HAVE AFFILIATED SHAREHOLDERS WHO CAN SUBSTANTIALLY INFLUENCE THE OUTCOME OF ALL MATTERS VOTED UPON BY OUR SHAREHOLDERS AND WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

The beneficial ownership of the Chief Executive Officer and related parties is approximately 55% of our outstanding Common Shares. As a result, they are able to substantially influence all matters requiring the approval of our shareholders, including the election of directors and the approval of significant corporate transactions such as acquisitions. This concentration of ownership could delay, defer or prevent a change in control or otherwise impede a merger or other business combination that the Board of Directors or other shareholders may view favorably.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

INTENSE COMPETITION IN THE MOBILE MARKET COULD PREVENT US FROM INCREASING SUBSCRIPTIONS FOR OUR SERVICES OR CAUSE US TO LOSE MARKET SHARE.

Our future business model depends on our ability to sell our mobile content offering in an extremely competitive and rapidly changing market. Our competitors may have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition or more established relationships in the industry than we have. Our competitors may be able to adopt more aggressive pricing policies, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services than we can. Because of these competitive factors and due to our relatively small size and financial resources, we may be unable to compete successfully.

CONSOLIDATION IN THE INDUSTRIES IN WHICH WE OPERATE COULD LEAD TO INCREASED COMPETITION AND LOSS OF CUSTOMERS.

The mobile industry has experienced substantial consolidation. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including the following:

•	Our distribution partners could acquire or be acquired by one of our competitors and terminate their relationship with us;
•	Our distribution partners could merge with each other, which could reduce our ability to negotiate favorable terms;
•	Competitors could improve their competitive positions through strategic acquisitions; and
•	Companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us, or gain additional negotiating leverage in their relationships with us.

USE OF PROCEEDS

This prospectus relates to our Common Shares that may be offered and sold from time to time by certain Selling Stockholders. There will be no proceeds to us from the sale of Common Shares in this offering by the Selling Stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

"Bid" and "asked" offers for our Common Shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"). Our Common Shares have been quoted on the OTCBB under the symbol "ZIMCF" since October 16, 2003. The following table shows the high and low bid prices of our Common Shares for the periods indicated as reported by the OTCBB. The OTCBB quotations reflect inter-dealer prices, are without retail markup, markdown or commission, and may not represent actual transactions.

PERIOD	HIGH	LOW

2005 Second quarter	$0.48	$0.28
2005 Third quarter	$0.51	$0.24
2005 Fourth quarter	$0.40	$0.16
2006 First quarter	$0.22	$0.15
2006 Second quarter	$0.18	$0.12
2006 Third quarter	$0.16	$0.06
2006 Fourth quarter	$0.11	$0.06
2007 First quarter	$0.07	$0.035

Our Common Shares are thinly traded and, accordingly, reported sale prices may not represent a true market-based valuation of our Common Shares. As of July 31, 2006 there were approximately 1,000 record holders of our Common Shares.

DIVIDENDS

Since inception, we have not declared or paid any dividend on our Common Shares. We do not anticipate that any dividends will be declared or paid in the future on our Common Shares.

DESCRIPTION OF OUR BUSINESS

We focus on two businesses: mobile and database.

MOBILE

Our business strategy initially involved the design and development of a line of mobile data software products and services. We designed these mobile data software products to take advantage of the existing wireless data network infrastructure known as SMS. SMS, mobile messaging, or text messaging, as it is also known, enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices.

The expertise we gained in the SMS infrastructure and network allowed us to expand into the aggregation of SMS messages subsequent to our acquisition of EPL Communications and E-Promotions of the United Kingdom (together referred to as “EPL”) in 2004. Aggregators transmit a broad variety of messaging, content, and applications worldwide. ZIM is now providing an operator-grade, high-volume delivery infrastructure that is scalable, with detailed reporting available to our mobile content customers.

During the year ended March 31, 2006, it became apparent that the SMS aggregation market was becoming consolidated, which made it increasingly difficult for us to compete. We noticed a downward trend in sales of aggregation services by the end of the third quarter and decided to expand our product and service offerings to include mobile content. Effective April 1, 2006 we acquired Advanced Internet Inc. (“AIS”), from Advanced Telecom Services (“ATS”). AIS owns and operates two internet mobile content sites known as www.ringingphone.com and www.monstertones.com. As a mobile content provider, we sell ringtones and wallpaper (or pictures) for cell phone users to download. Consumers can order these services through the web site or through their mobile phones on a monthly subscription basis or per-message basis.

Our mobile business currently generates revenue primarily from messaging service fees paid to us by mobile content providers. However, with the acquisition of AIS, we also expect revenue from subscriber fees. We believe that the growth opportunities are in owning and marketing the content, as well as sending the content to the mobile operator. We have begun to develop our own content, such as ringtones and wallpaper, or license these from third parties, and to market and send this content. Some of this content will be purchased by consumers using a premium message or through credit cards. For example, a consumer may buy a ringtone for a set price from one of our internet portals. We will send this ringtone to the consumer’s cell phone using a premium message that is then billed by the mobile operator.

As of March 31, 2006, we had relationships due to our SMS aggregation business with many leading mobile operators, including Rogers, Bell and Telus in Canada and T-Mobile, O2, Orange and Vodafone in the United Kingdom. We hope to capitalize on these relationships to assist us with other mobile content sales. We also have relationships with other mobile aggregators internationally to enable our customers to connect to cell phone users around the world. With the acquisition of AIS, we also have gained relationships with major music labels.

We believe that the potential for growth of mobile content in North America, the brand awareness with our recently acquired ringingphone.com and monstertones.com websites and the trend towards the cell phone being more than a voice device will provide us with new opportunities. Prior to our moving into the mobile content space as a content provider, we noted the following reports:

•

In the United States, where we currently focus our marketing efforts, music ringtones are predicted to generate $600 million in sales in calendar 2006, according to research from BMI, an American performing rights organization that began tracking ringtone sales in 2001.

•

TopTenREVIEWS, Inc., an Internet publisher of expert product reviews for software and web services, ranked our new internet portals, ringingphone.com and monstertones.com, in the top 15 ringtone sites for 2006.

•

A survey published by the BBC indicates that mobile phones are becoming an increasingly popular way to listen to music in MP3 format. Nearly one in five of those questioned listened to music via a mobile phone, reported researchers TNS, a global marketing research company and market information group.

.

OUR MOBILE OFFERING

PREMIUM SMS

Premium SMS services open up a variety of possibilities for content providers, application or service developers and marketers looking to monetize their mobile applications, services or payment solutions.

Premium SMS messages consist of content such as sports trivia, horoscopes and jokes. Premium SMS works through the use of Short Codes (short, easy to remember phone numbers) and a corresponding tariff, typically between $0.25 and $5, that is assigned to each number. Mobile subscribers are reverse billed for these tariffs when they receive a Premium SMS message. The tariff charge automatically appears on the mobile user's monthly bill or is deducted from their pre-paid card.

Premium SMS has proven to be the most effective way of charging end-users for mobile service as it is user friendly, and it outperforms other micro-payment solutions. Mobile payments are being used for a wide range of applications, such as purchasing parking passes and vending machine items or ordering online subscriptions and are quickly gaining popularity with mobile users internationally.

BULK SMS

Bulk SMS enables content providers and marketers to send messages to a large number of recipients concurrently. Our Bulk SMS service provides direct, reliable carrier connections, as well as web based tools to help build effective SMS campaigns, SMS alerts and updates.

VIRTUAL MOBILE

Virtual Mobile is an inbound SMS solution that allocates a mobile number to an SMS server. With Virtual Mobile, users send SMS messages to this defined mobile number and the information is captured by the SMS application. Virtual Mobile is used for SMS-enabled interactive applications, services and advertising promotions including:

•	Interactive broadcasting – users send text votes for TV and radio contests;

•	Entertainment and information services - interactive SMS games, SMS chat, SMS finder, and on-demand financial, travel, sports, news information; and

•	Mobile advertising - Print media

•	and packaging, SMS coupons, competitions and games, billboards and big screen advertising.

DATABASE

Historically, we were a developer and provider of the Zim IDE software, which is used by companies in the design, development, and management of information databases. We now license the Zim IDE software products to customers through direct sales.

The Zim IDE software provides an integrated development environment for Microsoft Windows and UNIX computer operating systems. An integrated development environment is a set of programs that runs from a single user interface for use in the creation and management of corporate databases.

The Zim IDE software was designed to handle complex data management in a more efficient manner than the database technologies historically provided. The distinctive characteristic of the Zim IDE software is the fact that our object dictionary contains more than just a table of data. Instead, all relationships and data information are concurrently stored in the object dictionary, making it easier to manage and retrieve information. Furthermore, Zim IDE software uses data sets rather than record-by-record access to manage information. This technique further simplifies the management of data.

The Zim IDE software has been used to develop database applications that have been deployed in a wide range of industries, including finance, marketing, human resources, information and records management. Applications built with the Zim IDE also fully access most other major databases such as Oracle and SQL Server.

COMPETITION

ZIM operates primarily in the mobile industry, historically as an aggregator. In the upcoming fiscal year we will be entering a new business line as a mobile content owner and distributor. Competitors include mobile application providers, mobile application aggregators, entertainment and other digital media companies, and the mobile operators themselves, as they also offer mobile content directly to their end users.

Both the aggregation industry and the mobile content industry are highly competitive and rapidly changing due to the nature of the growing market. We have many competitors in the industry, including WIN PLC, MBlox and Mobile365, in aggregation, and Verisign, which owns Jamster and Monstermob, in mobile content. These competitors may have certain competitive advantages over us, including but not limited to:

•	Substantially greater financial and technical resources;

•	More extensive and well developed marketing and sales networks;

•	Greater global brand recognition; and

•	Larger customer bases.

We compete within the aggregation market primarily for volume of traffic and strategic relationships. Since the mobile content market is aimed at consumers, rather than business customers, we will compete in the mobile content market for subscribers and for the quality of the content in our offering.

Our existing competitors may in the future achieve greater market acceptance and gain additional market share. It is also possible that new competitors may emerge and acquire significant market share. Please refer to the section of this prospectus entitled “Risk Factors” for a more detailed discussion of the risks we face from our competitors.

We compete in the aggregation environment based on our ability to connect to international operators through a variety of strategic relationships with other aggregators and mobile operators. We have developed strategic relationships with a range of content and service partners in order to serve our customers more effectively and to extend our services to an international audience. We compete in the mobile content space based on the existing brand recognition and our ability to offer new and intriguing content.

CUSTOMERS

As of July 31, 2006, we had over 100 customers in over 10 countries relating to our Zim IDE sales and SMS aggregation sales. Subsequent to the acquisition of AIS, we have approximately 5,000 additional customers, each spending up to $9.99 per month.

TECHNOLOGY INFRASTRUCTURE

We believe that our technology is essential to successfully implement our strategy of expanding and enhancing our products and services, expanding in the mobile media market and maintaining the attractiveness and competitiveness of our products and services.

Our operating infrastructure is designed to serve and deliver tens of millions of messages each week to hundreds of cell phone operators worldwide. The system uses a scalable and redundant infrastructure located on servers at co-location hosting sites in Canada. We believe that these hosting partners provide operating advantages, including an enhanced ability to protect our systems from power loss, break-ins and other potential external causes of service interruption. They provide continuous customer service, multiple connections to the Internet and a continuous power supply to our systems. In addition, we conduct online monitoring of all our systems for accessibility, load, system resources, network-server intrusion and timeliness of content.

This infrastructure allows us to be a high performance mobile gateway connecting large Internet communities to approximately two billion cell phones worldwide through the various mobile operators.

Our servers run on Linux and Windows platforms using Postgres and proprietary SMPP servers. SMPP is a short message peer-to-peer protocol for exchanging SMS messages between SMS peer entities such as short message service centres. It is used to allow third parties to submit messages, often in bulk. Our database system is an advanced entity-relationship database, which also operates on Windows and Linux platforms.

Through the acquisition of AIS, we now own the platform for the mobile content portals.  Using a third party’s hosting facilities, our portals can serve hundreds of thousands of visitors monthly.  Our platform uses scalable web server and SQL database server facilities to ensure adequate support to a large number of subscribers and different types of contents.

Our platform consists of two main components, the web server and the database server.  The web server is the main customer interface providing all necessary facilities for browsing, searching and purchasing mobile contents. It is hosted on a separated machine running Microsoft Internet Information Service (IIS) offering Search Engine Optimized (SEO) pages and content structure to ensure a high page ranking for our sites and ease of customer search and navigation.

The database server houses all the content structure and subscriber database.  It is hosted on a fully redundant machine equipped with Redundant Array of Independent Disks (RAIDs) running Microsoft SQL Server.  Our platform is completely data-driven and optimized for search engines to ensure direct, easy search and access to all content offered on our sites.

Our platform incorporates its own billing facilities, has direct access to credit card transaction, cheque clearing brokers, Paypal and various carriers for premium SMS charging facilities.

PATENTS AND INTELLECTUAL PROPERTY PROTECTION

Intellectual property does not represent a material part of our assets or business strategy. We do not rely on patents or copyrights and, to the extent we maintain trade secrets, we rely on confidentiality agreements and other customary methods to protect them from misappropriation.

GOVERNMENTAL REGULATION

Because of the increasing use of the Internet and mobile devices, and the public’s concern for privacy, U.S. and foreign governments have adopted, or may in the future adopt, laws and regulations relating to the Internet or use of mobile devices, addressing issues such as user privacy, security, pricing, age verification, content quality, copyrights and distribution techniques. We could become subject to new laws and regulations in various countries that could limit our ability to market our products and to distribute and/or collect user information. These or other laws or regulations that may be enacted in the future could have adverse effects on our business, including higher regulatory compliance costs, limitations on our ability to provide some services in some countries, and liabilities which might be incurred through lawsuits or regulatory penalties. We take steps using industry standard tools such as firewall, VPN, encryption and antivirus to protect the security and confidentiality of the information we collect and store but there is no guarantee that third parties or partners or employees will not gain unauthorized access despite our efforts or that we will not incur costs in complying with our notification obligations under such circumstances.

EMPLOYEES

As at July 31, 2006, we had 21 full-time employees, with 8 employees in selling, general and administration and 13 employees in technical areas including technical support and research and development. We consider our relations with our employees to be excellent, and none of our employees are covered by a collective bargaining agreement.

PROPERTY

Our principal office is located in Ottawa, Canada. ZIM leases an office suite of approximately 3,300 square feet. The lease is currently scheduled to expire in October, 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

This Management's Discussion and Analysis or Plan of Operation contains forward-looking statements regarding our business, financial condition, results of operations and prospects that are based on our current expectations, estimates and projections. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the registrant. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the section entitled "Risk Factors " as well as those discussed elsewhere in this prospectus. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as required by law.

The following discussion includes information from the audited consolidated statements of operations for the years ended March 31, 2006 and 2005 and the three months ended June 30, 2006 and 2005. The information for the year ended March 31, 2006 and the three months ended June 30, 2006, in management's opinion includes all adjustments necessary for a fair presentation of information presented. These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance.

OVERVIEW OF OPERATING RESULTS

The following is an overview of our operating results. A more detailed discussion of our operating results follows this overview.

Revenues for the year ended March 31, 2006 decreased to $3.6 million from $4.0 million for the year ended March 31, 2005. Revenue from our mobile segment decreased from $2.8 million to $2.4 million. The decrease is primarily due to reduced traffic from our customer base. Revenue from our software sales decreased from $1.26 million for the year ended March 31, 2005 to $1.24 million for the year ended March 31, 2006.

Revenue for the three months ended June 30, 2006 was $705,797, compared with revenue of $1,331,649 for the three months ended June 30, 2005. The decrease is attributable to the decline in revenue from our mobile segment, specifically SMS services and aggregation, caused by the continued saturation of the aggregation market.

Total operating expenses for the year ended March 31, 2006 were $7.1 million, a decrease of approximately $1 million from operating expenses of $8.1 million for the year ended March 31, 2005. The decrease was attributable to a decrease in costs of revenue relating to the decrease in revenues associated with SMS aggregation and operating costs. Other differences include the amortization of intangible items in fiscal 2005 of $359,197, as compared to $2,984 in fiscal 2006 and impairment charges of $2.1 million in 2006 and $1.7 million in 2005.

As mentioned above, included in operating expenses for the year ended March 31, 2006 is an impairment charge relating to the goodwill associated with the acquisition of EPL, of approximately $2.1 million.

Included in the operating expenses for the year ended March 31, 2005 are impairment charges of $1.7 million. The impairment charges in fiscal 2005 relate to the goodwill associated with our Brazil operations and the intangible assets acquired in 2004 for SMS aggregation. Additional detail is available in the “Critical Accounting Estimates” section of “Management's Discussion and Analysis or Plan of Operation” in this Report.

Net loss for the three months ended June 30, 2006 was $567,725 as compared to $196,881 for the three months ended June 30, 2005.

ZIM had cash of $772,015 at June 30, 2006 as compared to cash, net of bank indebtedness of $207,068 at March 31, 2006. The increase in cash is due to the receipt of investment tax credits (“ITCs”) from the Canadian government relating to the 2005 fiscal year and to the closing of a private placement of our common shares on June 30, 2006 that raised cash of $280,422. The private placement also resulted in our Chief Executive Officer converting $454,194 on a line of credit into units in the private placement. The units were priced at $0.04 per unit, the closing market price on the OTCBB on June 29, 2006, with each unit consisting of one common share and one warrant to purchase common shares for $0.04 per share.

The Company generated a positive cash flow of $337,021 from operations for the three months ended June 30, 2006. The positive cash flow is a result of the ITCs received from the Canadian government relating to prior years, the collection of outstanding receivables, and the decrease in new receivables relating to the decrease in sales.

CHANGE IN STRATEGIC DIRECTION

Due to the decrease in revenues from SMS aggregation services, and our expectations that the revenues related to SMS aggregation will not increase in the 2007 fiscal year, we have changed our strategic direction from focusing solely on SMS aggregation to also providing mobile content, including ringtones and wallpapers. We intend to utilize our existing technology and relationships with mobile operators to grow this area of business. We have found the SMS aggregation industry is undergoing a consolidation, allowing bigger aggregators to get lower costs than are available to us for connections to mobile operators. The other factor affecting our ability to compete in this industry is the ability for the larger SMS content providers to negotiate substantially increased revenue share payments for themselves.

We believe that, with our understanding of the technology for sending content, as well as our existing relationships with mobile operators and other aggregators internationally, we will be well positioned to become a provider of mobile content. Having the ownership or other rights to the content, we will not be required to share revenues with third party mobile content providers.

On March 28, 2006, with an effective date of April 1, 2006, we entered into a Stock Purchase Agreement to acquire all of the outstanding capital stock of Advanced Internet, Inc. (“AIS”), from Advanced Telecom Services, Inc. (“ATS”), in exchange for 10,000,000 Common Shares of ZIM, a non-interest bearing note repayable over 12 months to April 1, 2007 with a principal amount of $250,000, secured by a charge over all of our current and after-acquired assets, and an option to purchase an additional 500,000 of our Common Shares with an exercise price of $0.07. The assets of AIS include two internet portals that are currently offering mobile content to the end user.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, which requires management to make certain estimates and apply judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the consolidated financial statements are prepared. Actual results could differ from our estimates, and such differences could be material. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our consolidated financial statements.

The following supplemental information describes significant judgments and estimates involved in our critical accounting policies, which are more fully described in Note 2 to the consolidated financial statements included in this prospectus.

VALUATION ALLOWANCES

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Judgments regarding realization of deferred tax assets and the ultimate outcome of tax-related contingencies represent key items involved in the determination of tax expense and related balance sheet accounts. We have currently recorded a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Should we determine that based on factors such as; future profitability, a reduction in the valuation allowance is appropriate, an adjustment to our deferred tax assets would increase income in the period such determination was made.

GOODWILL IMPAIRMENT

Goodwill represents the excess of cost over the fair value of the net identifiable assets acquired in a business combination accounted for under the purchase method. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" ("FAS 142"), goodwill and other intangible assets with an indefinite useful life are tested for impairment at least annually. We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment of recorded goodwill exist.

During the third quarter of fiscal 2006, it became apparent that our revenues for SMS aggregation would be decreased from the prior year and that both ZIM and the industry at large were experiencing negative trends. As a result, we performed an evaluation of the goodwill associated with the EPL acquisition, which resulted in recording a non-cash impairment of approximately $2.1 million. See further details of this impairment in the analysis of the expenses and in Note 6 to the ZIM Corporation Consolidated Financial Statements.

REVENUE RECOGNITION

Revenues shown in the financial statements included with this Report have been derived mainly from SMS messaging services, SMS fee-based services, and proprietary software products and licenses. Additional information on our premium messaging revenue recognition policy is as follows:

Premium messaging

SMS premium messaging services revenues are derived principally from providing mobile content providers with connections to mobile operators and allowing their end users to expand on their SMS capabilities and other services. These services include news and other content subscriptions. Revenues from SMS messaging services are recognized based on fees received from the mobile operator, after all payments to the mobile content providers. Such revenues are recognized by ZIM in the period in which the service is performed, provided that no significant Company obligations remain, the collection of the receivables is reasonably assured and the amounts can be accurately estimated.

We rely on the billing statements from third party mobile operators to record revenues. These statements are reviewed for consistency with internally generated statements. Due to the time lag of receiving billing statements from third-party mobile operators, revenues in any period may have to be estimated based on our internal records of billings and transmissions, adjusting for prior period confirmation rates with mobile operators and prior period discrepancies between internally estimated revenues and actual revenues confirmed by mobile operators. We apply confirmation rates based on the average of the recent actual historical rates. To date, there has been no significant adjustment to any estimates. However, our internal judgments may be incorrect in any period, which may result in our recording materially incorrect revenues.

STOCK-BASED COMPENSATION

Through March 31, 2006, we accounted for stock-based compensation under the intrinsic method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic method, we did not record any compensation expense as stock options granted were priced at the fair market value of our stock at the date of grant.

ZIM adopted the provisions of SFAS No. 123(R) effective April 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest.

For the three months ended June 30, 2006, the Company recognized compensation expense for employees and consultants of $67,627 and $5,042 respectively. For the three months ended June 30, 2005 the Company recognized compensation expense for employees and consultants of NIL and $240,600 respectively. The Company does not have any non-vested awards.

Under the intrinsic method of accounting, compensation expense had not been recognized in the prior period statements of operations. The following table illustrates the effect on net loss and net loss per share if ZIM had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the three months ended June 30, 2005:

Three months ended June 30, 2005
(Unaudited)
$

Net loss, as reported	(196,881)

Stock-based compensation income (expense) included in net loss	-
Stock-based employee compensation expense determined under fair value based method for all awards	(20,579)

Net loss, pro forma	(217,460)

Basic and diluted net loss per share:

As reported, basic and diluted	(0.003)

Pro forma, basic and diluted	(0.004)

The fair value of stock options is determined using the Black Scholes valuation model. The expected dividend yield is based on historical dividend payouts, the expected volatility is based on historical volatilities of company stock for a period approximating the expected life; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends. The weighted average assumptions used in the computations are as follows:

	Three months ended June 30, 2006	Three months ended June 30, 2005 Pro forma
Risk-free interest rates	5.00%	3.00%
Expected volatility	80%	80%
Dividend yield	0	0
Expected life of options (years)	2.0	2.0

Had we expensed stock options to employees at the time of grant, our net loss for the years ended March 31, 2006 and 2005 would have been $3,550,166 and $5,339,513 respectively. The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended March 31, 2006	Year ended March 31, 2005
Risk-free interest rates	4.50%	3.00%
Expected volatility	80%	80%
Dividend yield	0	0
Expected life of options (years)	2.0	1.5

INTERNAL CONTROLS AND CORPORATE GOVERNANCE

Management is responsible for establishing and maintaining adequate internal control over financial reporting and for the timeliness and reliability of the information disclosed. At the end of our fiscal period ended March 31, 2006, our Independent Registered Public Accounting Firm provided our Audit Committee with a letter outlining material weaknesses encountered during the course of the audit. Their primary concern was the adequacy of review of supporting schedules that result in adjusting journal entries being entered into the accounting systems that were inaccurate or disclosures in the notes to the financial statements that were incorrect. These inaccuracies were not detected by the control procedures of management reviewing the schedules and supporting documentation, resulting in errors appearing on the financial statements and subsequent detection in the audit. Their other area of concern was the inadequate segregation of duties among the administrative staff. Due to the size of the Company and the costs to remediate these issues, we still consider these concerns to be relevant.

We are continually addressing ways to implement improved internal controls over financial reporting. During fiscal 2006, we directed our efforts towards improving communications between internal departments and further review procedures such as detailed monthly reviews of revenue and costs. With the postponement of the requirement to report on and to obtain the auditors’ opinion on our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until March 31, 2009, our internal Sarbanes-Oxley Committee has been focusing on documenting and improving our existing processes. Continuous improvement and monitoring of our business processes will likely identify other possible changes related to internal controls. All of these efforts will ensure that we are effectively utilizing our available resources and that the processes in place are efficient and scalable in order to support our future growth.

In the first quarter of 2007 we increased our reporting to include revenues and expenses relating to the sale of mobile content. As a result, our focus was on integrating the new line of business into our existing control structure, without compromising the existing controls. We added further controls over the accuracy of our aggregation customer databases. Working with the technology team we reviewed all the existing aggregation customers to ensure the database did not have inactive or inaccurate accounts. We also implemented new timely reporting requirements from the entire team at ZIM to ensure a better cross-departmental understanding of projects and focus. By filing company-wide shift logs, the entire company is aware of the priorities and time frames of the company.

Other than the foregoing, there was no change in our internal control over financial reporting during the first quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. The Company intends to continue to implement enhancements during the remainder of fiscal 2007 and beyond, including hiring a full time Controller. Management believes that these enhancements will assist in addressing the matters discussed above. However, the size of the Company will continue for the foreseeable future to prevent us from being able to employ sufficient resources to enable us to have optimal segregation of duties within our internal control system.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2006 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2005

The following discussion includes information derived from the unaudited condensed consolidated statements of operations for the three months ended June 30, 2006 and 2005. The information for the three months ended June 30, 2006, in management's opinion, has been prepared on a basis consistent with the audited consolidated financial statements for the year ended March 31, 2006, and includes all adjustments necessary for a fair presentation of the information presented.

These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance. All financial information is prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is stated in US dollars.

REVENUES

	Three months ended June 30, 2006	As a %	Three months ended June 30, 2005	As a %
	$		$
Bulk SMS	163,596	23%	534,184	41%
Premium SMS	86,247	12%	392,677	29%
Mobile content	172,257	25%	-
Other SMS services and products	28,231	4%	65,684	5%
	450,331	64%	992,545	75%

Software	23,350	3%	86,090	6%
Maintenance and consulting	232,116	33%	253,014	19%
	255,466	36%	339,104	25%

	705,797	100%	1,331,649	100%

Total revenues for the three months ended June 30, 2006 were $705,797 as compared to $1,331,649 for the three months ended June 30, 2005. The decrease of $625,852, or 47%, in revenues is attributable to reduced revenue from our SMS offerings, caused by the continued saturation of the aggregation market, but was offset by the initial revenues from our mobile content offering.

REVENUE ANALYSIS BY SERVICE/PRODUCT OFFERING

BULK SMS

Bulk SMS messaging gives our customers the ability to send out a single message concurrently to a wide distribution list. Success in this industry is dependant on sending high quantities of messages on stable cost effective telecommunication routes. For the first quarter of 2007 we did not have significant customers using our routes, due to pricing and as a result, our revenues decreased from $534,184 to $163,596.

There continues to be no guarantee that we will be successful in finding stable, cost effective routes and as a result, we can not accurately predict our future revenue from bulk messaging traffic.

PREMIUM SMS

Our premium SMS messaging revenue decreased from $392,677 for the three months ended June 30, 2005 to $86,247 for the three months ended June 30, 2006. Premium SMS messaging works through the use of short codes (short, easy to remember phone numbers) and a corresponding tariff, typically between $0.25 and $5.00, that is assigned to each number. End users are charged on their monthly bill or from their pre-paid balance, once they receive the message. ZIM receives its revenue directly from the mobile operator. Revenue is realized once no obligations remain, collection of the receivables is reasonably assured and the amounts can be accurately estimated.

As previously disclosed, we believe that the decrease in revenues and margins is attributable to the competition in the SMS aggregation market and the dominance of a few key mobile content providers. Due to the decreasing margins and competitive nature of our premium SMS revenues, we are not focusing on expanding this area of the business.

MOBILE CONTENT

On April 1, 2006 we acquired AIS and its two internet portals offering mobile content. Consumers are able to download ringtones and wallpapers directly from our internet sites to their mobile phones. Consumers can choose to pay for the content with their credit card or through the use of a premium message. If they use a premium message to pay for their content, the charge is paid on their cell phone bill.

OTHER SMS SERVICES AND PRODUCTS

Revenue from other SMS services and products decreased from $65,684 for the three months ended June 30, 2005, to $28,231 for the three months ended June 30, 2006. Included in other SMS services and products are offerings such as marketing campaigns, virtual mobile revenues, and desktop text that we do not see any future growth in. We will continue to operate the other services without adding any further improvements.

SOFTWARE, MAINTENANCE AND CONSULTING

We generate revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. Revenues relating to the Zim IDE software have decreased from $339,104 to $255,466. The decrease is a result of our declining customer base and the lack of new releases of our software.

We will continue to allocate the appropriate resources to the maintenance and development of our database products while we continue to generate revenues from this product line. Although we do not see growth in this segment, we are still committed to serving our existing customers.

OPERATING EXPENSES

	Three months ended June 30, 2006	Three months ended June 30, 2005	Period to period change
	$	$	$

Cost of revenue	385,985	658,090	(272,105)
Selling, general and administrative	516,543	751,238	(234,695)
Research and development	128,728	119,408	9,320
Amortization of intangible assets	258,965	2,589	256,376
Loss on disposition of property and equipment	–	9,883	(9,883)
	1,290,221	1,541,208	(250,987)

COST OF REVENUE

	Three months ended June 30, 2006	Three months ended June 30, 2005
	$	$
Mobile
Revenue	450,331	992,545
Cost of revenue	(348,033)	(596,917)
Gross margin	102,298	395,628

	23%	40%

Software
Revenue	255,466	339,104
Cost of revenue	(37,952)	(61,173)
Gross margin	217,514	277,931

	85%	82%

Gross margins for mobile decreased from 40% to 23% for the three months ended June 30, 2006, compared to the same period in 2005. The decrease in margins is due to the decrease in revenues without a decrease in the fixed costs of revenue. Even though our revenues have decreased, we continue to have a 24-7 support team and connection costs that do not fluctuate with the traffic or revenue levels.

The increase in gross margins in our software segment relate to a decrease in salaries relating to customer support in software sales.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses for the three months ended June 30, 2006 and June 30, 2005 were $516,543 and $751,238, respectively. The decrease in selling general and administrative fees relate to our relocation to smaller office space and a reduced compensation expense for options granted to consultants.

RESEARCH AND DEVELOPMENT

Research and development expense for the three months ended June 30, 2006 and 2005 were $128,728 and $119,408 respectively. The increase is a result of integration costs for the new platform acquired from AIS. The platform has successfully been transferred to ZIM.

AMORTIZATION OF INTANGIBLE ASSETS

The amortization for the three months ended June 30, 2005 relates to the remaining amortization of the customer list acquired in Brazil.

Amortization of intangibles for the three months ended June 30, 2006 relates to the intangible assets acquired in the acquisition of AIS. Intangible assets include the customer list, corporate relationships and core technology.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2006 COMPARED TO THE YEAR ENDED MARCH 31, 2005

REVENUES

	Year ended March 31, 2006	As a %	Year ended March 31, 2005	As a %
	$		$
Bulk SMS	1,259,892	35%	1,000,271	25%
Premium SMS	922,785	26%	1,337,371	33%
Other SMS services and products	173,921	5%	429,369	11%
	2,356,598	66%	2,767,011	69%

Software	254,050	7%	338,143	8%
Maintenance and consulting	984,667	27%	926,044	23%
	1,238,717	34%	1,264,187	31%

	3,595,315	100%	4,031,198	100%

Total revenues for the year ended March 31, 2006 were $3,595,315 as compared to $4,031,198 for the year ended March 31, 2005. The decrease in revenues is due to the decrease in our sales of premium aggregation services and other SMS services and products.

REVENUE ANALYSIS BY SERVICE/PRODUCT OFFERING

BULK MESSAGING

Our bulk SMS messaging revenue increased from $1,000,271 for the year ended March 31, 2005 to $1,259,892 for the year ended March 31, 2006. The increase in bulk messaging revenues is due to new customers using our bulk routes. In general, bulk messaging customers choose the aggregator that is offering the lowest cost route. This route is likely to change throughout the year as different aggregators will be able to negotiate different price points based on the traffic they are able to guarantee to the mobile operators. At certain points during the year, ZIM was able to offer cost effective routes for our customers. However due to the size of our competitors, and our competitors’ ability to negotiate better terms, there can be no guarantee that we will have routes that are the most cost effective in the future. As a result, we do not expect to see significant increases in our bulk messaging revenue for fiscal 2007.

PREMIUM MESSAGING

Our premium SMS messaging revenue decreased from $1,337,371 for the year ended March 31, 2005 to $922,785 for the fiscal year ended March 31, 2006.

During the year ended March 31, 2006, we experienced a decrease in the amount of premium messaging traffic we sent as a result of our reduced ability to provide the lowest cost solution, thereby reducing our revenue. We also have experienced a decrease in the our share of the revenue per message sent due to the competitive nature of the premium messaging industry and the dominance of a few larger customers or mobile content providers. We do not expect to see continued growth in revenue from premium messaging services.

OTHER SMS SERVICES AND PRODUCTS

Our other SMS services revenue decreased from $429,369 for the year ended March 31, 2005 to $173,921 for the fiscal year ended March 31, 2006, primarily as a result of our reduced marketing efforts. Included in other SMS services are 2-way SMS services to replace pagers, miscellaneous marketing campaigns, LBS and virtual mobile revenues. Included in other SMS products are products developed for the SMS channel that have not experienced market acceptance, including SMS Office and SMS Mail.

During the year we discontinued our LBS service. All other SMS products and services listed above are continuing; however we do not market these other products and we do not consider them part of our core business.

SOFTWARE, MAINTENANCE AND CONSULTING

We generate revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. As anticipated, software sales decreased from $338,143 for the year ended March 31, 2005 to $254,050 for the year ended March 31, 2006. The decrease is a result of our customer base continuing to wait for the release of a new version of the software. The market for database software has expanded substantially over the years and customers have migrated to other competitors that have larger market share. Management expects to see further deterioration of its customer base and as a result, further decreases in the sales of Zim IDE software.

In addition to the sale of the software, we are generating revenue from software maintenance and consulting. Maintenance revenues increased slightly to $984,667 for the year ended March 31, 2006, compared with $926,044 for the year ended March 31, 2005. Due to ZIM’s past presence in Brazil, approximately $810,000 of the maintenance revenue was generated in Brazil. We did not see a significant change in maintenance revenues in Brazil between March 31, 2006 and 2005.

We will continue to put the appropriate resources to the maintenance and development of our database products while we continue to generate revenues from this product line. Although we do not see growth in this segment, we are still committed to serving our existing customers.

EXPENSES

Operating expenses

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$

Cost of revenue	1,975,641	2,321,318
Selling, general and administrative	2,475,299	2,970,315
Research and development	505,327	708,147
Amortization of intangible assets	2,984	359,197
Impairment of long-lived assets	–	232,270
Impairment of intangible assets	–	967,183
Impairment of goodwill	2,133,197	530,270
Loss on disposal of property and equipment	10,929	33,561
	7,103,377	8,122,261

Operating expenses decreased from $8,122,261 for the year ended March 31, 2005 to $7,103,377 for the year ended March 31, 2006.

COST OF REVENUE

Included in the cost of revenue are costs related to the sale of Zim IDE and costs relating to SMS revenues.

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$
Mobile
Revenue	2,356,598	2,767,011
Cost of revenue	(1,770,338)	(2,064,942)
Gross margin	586,260	702,069

	25%	25%

Software
Revenue	1,238,717	1,264,187
Cost of revenue	(205,303)	(256,376)
Gross margin	1,033,414	1,007,811

	83%	80%

Gross margins for SMS applications remained at 25% for the fiscal year ended March 31, 2006. Since we record our net revenues, the margins are not affected by changes in the revenue share negotiated between our customers, the mobile content provider, and us. Other fees, such as our 24-7 support, connection fees, short code fees, and payments to mobile operators have remained constant between the fiscal years.

Gross margins for software, maintenance and consulting sales increased from 80% for the year ended March 31, 2005 to 83% for the year ended March 31, 2006. Included in the cost of revenue for software,

maintenance and consulting are salaries relating to supporting the Zim IDE software and costs for the distribution of the software. In Brazil, where the majority of this revenue is earned, there have been lower sales taxes relating to the sales, which has decreased the costs of revenue.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses for the year ended March 31, 2006 and the year ended March 31, 2005 were $2,475,299 and $2,970,315 respectively. The decrease is primarily attributable to reduced costs of operating an office in the UK. In September 2004, the UK office was closed and a smaller satellite office was operated until May 2005, at which time all operations were transferred to Canada.

Management remains committed to cost management. We continue to incur minimal expenses relating to travel and support positions. In addition, during the 2006 fiscal year, ZIM relocated its head office to a smaller space, which will result in significantly reduced occupancy costs for fiscal 2007.

Management does expect to see some increased expenditures in fiscal 2007 as we prepare for compliance with Section 404 of Sarbanes-Oxley.

RESEARCH AND DEVELOPMENT

Research and development expenses decreased from $708,147 for the year ended March 31, 2005 to $505,327 for the year ended March 31, 2006. The decrease in research relates to the change of focus from SMS products to SMS services. Through part of 2005, we continued development on SMS Office as well as SMS services. By fiscal 2006, the focus was primarily on SMS services (aggregation). The engineering staff was substantially reduced as a result.

AMORTIZATION OF INTANGIBLE ASSETS

Amortization of intangibles for the year ended March 31, 2006 was $2,984, representing the balance of the unamortized portion of the customer list acquired in the Brazil acquisition. In the fourth quarter of fiscal 2005, all other intangible items were considered to be fully impaired. Prior to the impairment, $359,197 was recorded as amortization of intangible assets.

IMPAIRMENT CHARGES

We recorded non-cash impairment charges relating to both intangible and long-lived assets in the UK reporting unit and goodwill in the UK and Brazil reporting units in fiscal 2005 and 2006.

UK IMPAIRMENTS:

After the acquisition of EPL, we relied solely on the technology purchased to provide our aggregator services to the UK. Initially the technology was able to perform at reasonable levels. As we continued to add new customers and increased the load of messages, we experienced technical difficulties with this purchased platform. After several attempts to stabilize the platform and with the hiring of a new Chief Technology Advisor in January 2005, the decision was made to rebuild the platform in Canada using new technologies, thereby abandoning the UK platform by the first quarter of 2006. We therefore performed an impairment test on this asset during the fourth quarter of 2005 using the discounted future cash flows method, and as a result of this test, we have determined that the technology platform is fully impaired and recorded a non-cash impairment charge of approximately $232,000. This impairment was reported under the mobile segment.

The core technology intangible asset associated with the above physical platform purchased was also determined to be fully impaired during the fourth quarter of 2005. The carrying amount of this intangible asset was compared to its fair value using the discounted future cash flow method. The facts and circumstances leading to this impairment are the same as noted in the paragraph above. The amount of the impairment loss amounted to approximately $830,000. This impairment was also reported under the mobile segment.

On February 10, 2004, at the time of the EPL acquisition, a customer list intangible asset was recorded. The amount originally assigned to the acquired customer list was based on the costs that we would have otherwise incurred to establish these relationships. At that time, we believed that these customer relationships would enable us to sell our SMS Office products to the mobile operators in the UK. However, as noted earlier, even though SMS Office was well received by these international mobile operators, this product did not receive market acceptance from end users and we therefore ceased all sales efforts for this product. In addition, due to the instability of the UK platform as mentioned above, we were unable to reliably service some of the customers acquired in the acquisition, resulting in reduced revenues by the fourth quarter of the year. Based on these events, we performed an impairment test on this asset during the fourth quarter of fiscal 2005 using the future discounted cash flow method. This test resulted in a non-cash impairment charge of approximately $134,000 in the mobile segment rendering the asset fully impaired.

The annual evaluation of the goodwill associated with our UK reporting unit is usually performed during the fourth quarter of each year. However due to negative trends in this reporting unit, we performed the impairment test in the third quarter. We noted that revenues had decreased from the prior year and that we had been unable to generate significant new customers. The goodwill associated with the reporting unit had been supported by our expectations that the related projected cash flows would grow. With the decrease in revenues, the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows, resulting in a non-cash impairment charge of $2,133,197.

BRAZIL IMPAIRMENTS:

The annual evaluation of goodwill associated with our Brazil reporting unit was performed during the fourth quarter of fiscal 2005. The impairment test indicated that the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows. This resulted in a non-cash impairment charge of approximately $530,000. During the 2005 fiscal year, the Brazil operations experienced a substantial decline in operating performance when compared to prior year performance and budgeted 2005 result. Management expected to see a return to historical levels subsequent to the release of ZIM 8 in the fall of 2004, however results for the third and fourth quarter failed to meet expectations. Further, as we are no longer focused on the database market and as the database market has become increasingly competitive, management made the decision to limit sales initiatives in Brazil or in the database market and focus on the SMS segment. Management continues to support the existing ZIM IDE software customers but we are not forecasting significant new revenues or new customers in this segment. Management also decided during the 2005 fiscal year to close the office in Brazil and terminate three of the six employees. As a result of the lack of sales, the increased competition and management's decision to downsize the Brazilian office, we determined that the goodwill associated with the Brazil reporting unit was fully impaired in fiscal 2005.

LOSS ON DISPOSAL OF PROPERTY AND EQUIPMENT

During the year ended March 31, 2006, we incurred a loss of $10,929 relating to the disposal of property and equipment upon the termination of employees. For the year ended March 31, 2005, the loss of $33,561 related to our decision to terminate employees and to close the Brazil and UK offices.

INTEREST

For the year ended March 31, 2006, we incurred interest expense on the debt held by our Chief Executive Officer and on our operating line of credit with the Royal Bank of Canada. Both debts incur interest at prime plus 1.75% per annum. Offsetting this interest expense was interest income received from the Canadian tax authority for our tax refund relating to prior years and interest income on our surplus cash held in Brazil. For the year ended March 31, 2005, our operations in Brazil received interest income on their surplus funds.

INCOME TAXES

Included in income taxes are taxes paid on revenues earned in Brazil as well as investment tax credits on research and development expenditures in Canada. The decrease in income taxes recoverable is due to the decrease in research expenditures.

As a result of the factors described above, the net loss for the year ended March 31, 2006 was $3,388,493 as compared to $3,964,107 for the year ended March 31, 2005.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2006, we had cash of $772,015, as compared to cash, net of bank indebtedness of $207,068 at March 31, 2006. Our working capital at June 30, 2006 was $467,844 as compared to $241,536, at March 31, 2006. This improvement in our financial position is principally a result of the private placement on June 30, 2006 and the receipt of investment tax credits and receivables from prior periods.

On June 30, 2006, we raised $280,421 in a private placement of units based on our Common Shares. The units were priced at $0.04 per unit, the closing market price on the OTCBB on June 29, 2006, with each unit consisting of one Common Share and one warrant to purchase a Common Share for $0.04 per share. Our CEO and majority shareholder, participated in the private placement by purchasing 18,024,591 units through a cash investment of approximately $267,000 US with the remainder being satisfied through the conversion to units of the outstanding balance on a line of credit, provided by the CEO to ZIM, of approximately $454,000 US. The line of credit now has a zero balance and will remain available to the Company.

ZIM will need an estimated $1,200,000 in financing in order to fund operating losses and other working capital requirements for the next 12 months. The Company has access to a line of credit for approximately $450,000 from its Chief Executive Officer and a working capital line from its principal banker for approximately $45,000. In addition, there is a current cash balance of $772,015. Management believes that these funds should be able to fund existing operations for the balance of the year, but there is no guarantee that unanticipated circumstances will not require additional liquidity, and in any event, these funds alone will not allow for any additional expenditures or growth. ZIM has not received any commitments from any third parties to provide additional financing.

Future liquidity and cash requirements will depend on a wide range of factors; including the level of success we have in changing our strategic direction as well as our ability to maintain business in existing operations and our ability to raise additional financing. Accordingly, there can be no assurance that we will be able to meet our working capital needs for any future period. As a result of some of the items noted above, the Independent Registered Public Accounting Firm's Report for the year ended March 31, 2006 indicated that there was substantial doubt regarding our ability to continue as a going concern.

If we are unable to obtain the necessary funds, we may have to curtail or suspend some or all of our business operations, which would likely have a material adverse effect on our business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

Cash flows for the fiscal periods were as follows:

	Three months ended June 30, 2006	Three months ended June 30, 2005
	$	$
Cash flows provided by (used in) operating activities	337,021	(508,572)
Cash flows used in investing activities	(109,618)	(6,522)
Cash flows provided by financing activities	250,455	7,429

As mentioned above, we received funds in the first quarter of fiscal 2007 that related to prior years. As a result, we had a positive cash flow from operations of $337,021.

We used $109,618 and $6,522 of cash in investing activities during the quarters ended June 30, 2006 and 2005 respectively. In the first quarter of this fiscal year we used $101,899 to acquire AIS. Included in the $101,899 are amounts paid for legal and miscellaneous fees as well as payments on the note payable related to the acquisition. In addition, we used $7,719 to purchase miscellaneous office equipment and furniture.

The balance of the AIS acquisition was funded through a one year note payable for $250,000, ten million common shares priced at $0.065, and 500,000 stock options.

In fiscal 2006, we increased cash by $456,934 as a result of $7,429 from stock option exercises, $419,538 from the line of credit from the Chief Executive Officer and $29,967 from a line of credit with the Royal Bank of Canada. We issued 43,700 Common Shares upon exercise of options. In the year ended March 31, 2005, we received $1,540,186 from private placements and $81,050 from the exercise of options.

Accounts receivable in fiscal 2006 decreased from $2,174,148, as at March 31, 2005 to $1,301,647 as at March 31, 2006. This change is a result of the decrease in revenues during the year relating to SMS messaging traffic. In general, mobile operators in the UK pay within 35 days of the month end, and Canadian operators pay up to 90 days after month end, or on a quarterly basis. For other international connections, we rely on other aggregators that pay up to 60 days after month end. Each of the mobile operators and aggregators has signed contracts with us outlining the terms of their payments. The decrease in accounts receivables does not affect our liquidity, as there is a corresponding decrease in accounts payable.

Credit terms for software, maintenance and consulting services have remained consistent from prior periods at 30 days.

As at March 31, 2006, approximately 42% of all related receivables were current. As at March 31, 2005, 63% of all receivables were current. The primary difference in these percentages is that, at March 31, 2006, a partner and another aggregator had not paid us for revenue since November due to discussions with the partner on unrelated expenses. This was resolved subsequently and all amounts were paid. We review all accounts regularly for collection and believe that the allowance at March 31, 2006 is sufficient.

The Company has the following financial commitments for the next five years:

$
2007	247,530
2008	65,056
2009	64,841
2010	61,552
2011	35,905
474,884

Operating lease obligations will continue to be paid from working capital.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not engage in off-balance sheet arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

FASB Interpretation 48

In June 2006, FASB Interpretation 48 “Accounting for Uncertainty in Income Taxes” was issued which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

This Interpretation is effective for fiscal years beginning after December 15, 2006, and earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company has not yet determined the impact of FASB Interpretation 48 on its financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

The following sets forth information concerning our executive officers and directors, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board of Directors and directorships in other publicly held companies:

NAME	AGE	POSITION WITH ZIM

Dr. Michael Cowpland	63	President, Chief Executive Officer and Director
Jennifer North	41	Chief Financial Officer
Roberto Campagna	28	Vice President Sales
Steven Houck	36	Director
James Stechyson	41	Director
Donald Gibbs	60	Director

Michael Cowpland has served as President Director and Chief Executive Officer since February 2001. In 1973, Dr. Cowpland co-founded Mitel Corporation (formerly NYSE:MTL) and was the company's Chief Executive Officer for 10 years. During Dr. Cowpland's tenure as CEO, Mitel's sales reached $300 million before it was acquired by British Telecom in 1984. After the acquisition of Mitel, Dr. Cowpland founded Corel Corporation (formerly NASDAQ:CORL), a company that evolved into one of the world's leading providers of office productivity software. Corel was widely recognized for its WordPerfect Office Suite, and its PC graphics application, Corel Draw. Dr. Cowpland served as President of Corel from 1995 to January 2001. Dr. Cowpland began his career in 1964 at Bell Northern Research. Dr. Cowpland received a Bachelor of Science and Engineering from the Imperial College (London), a Masters of Engineering from Carleton University and Ph.D. in Engineering from Carleton University (Ottawa, Canada).

Jennifer North has been the Chief Financial Officer since June 2003. Prior to joining ZIM Corporation, Ms. North worked as a financial consultant assisting high growth technology companies to develop corporate and financial strategies. From 1996 to 2001, Ms. North was the Corporate Controller of World Heart Corporation, a Canadian public company trading on both NASDAQ and the Toronto Stock Exchange. She obtained her chartered accountant designation in 1989.

Roberto Campagna, Vice President Sales since August 2002, is responsible for enhancing our relationships with top wireless operator networks and extending our network of wireless-focused partners and suppliers. Mr. Campagna brings a wealth of software industry knowledge to his position, having previously worked in similar roles, most recently at Corel Corporation. During his four years at Corel, he held increasingly more senior positions with the international sales organization, most recently serving as Regional Director of Latin America. In this capacity, Mr. Campagna was responsible for driving Corel's enterprise, retail and OEM sales and services strategies for the Latin America region, in addition to promoting policies and programs designed specifically for the company's largest enterprise customers. Mr. Campagna speaks four languages and he holds a Bachelor in International Business and Trade.

Steven Houck has served as a director since April 2001. Currently, Mr. Houck is the Vice President of World – wide Sales, EMC Insignia, for EMC Corporation. From early 2004 until 2005, Mr. Houck worked as a consultant for various start-up companies. From 1995 to early 2004, Mr. Houck held various positions with Corel Corporation, including OEM National Account Manager, Director World-wide OEM Sales, Executive Vice President World-wide Sales and Executive Vice President Partner Relations. Prior to his service to Corel, he founded Worldview Technologies, a company specializing in multimedia design and authoring and served as its CEO until 1995.

James Stechyson has served as a director and Chairman of ZIM since June 1, 2003. He also served as a director of ZIM Technologies beginning in January 1998 and was appointed chairman in May 2001. From October 2003 to present he has been providing consulting and advisory services in the areas of strategic planning and sales strategies to early stage companies. From September 2002 until September 2003, Mr. Stechyson served as the President of Clearone Communications Canada. From 1990 to September 2002 he was the President of OM Video, Inc., a major hardware sales and systems integrator of professional video and presentation technology based in Ottawa, Canada. He is a charter member of the Innovators Alliance of Ontario, a government sponsored organization for the Chief Executive Officers of leading growth firms. He is also the recipient of the Ottawa Carleton Board of Trade Young Entrepreneur of the Year Award.

Donald R Gibbs has been a director of ZIM since July 2003. He also serves as the Chairman of ZIM's Audit Committee. Since July of 2004, Mr. Gibbs has been the Chairman and Chief Executive Officer of Process Photonics Inc. From June 2001 to April 2004, Mr. Gibbs was the President and Chief Executive Officer of Original Solutions Inc. He is also the principal of his own consulting company, Donald R Gibbs and Associates which provides financial and management assistance to start-up corporations. Since 1970, Mr. Gibbs has held senior financial and executive positions in Mitel Corporation, Cognos Inc., Gandalf Systems Corporation, Positron Fiber Systems Inc., Gorilla Capital Inc., VIPswitch Inc. and Original Solutions Inc. Mr. Gibbs currently serves on the Board of Directors of WaveRider Inc. Mr. Gibbs received his Bachelor of Commerce degree from the University of Ottawa and holds a professional designation as a Certified Management Accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

We have an Audit Committee and a Compensation Committee. We do not have a Nominating Committee. In the absence of such a committee, the Board as a whole considers individuals to recommend to the Board for inclusion among management's nominees and considers corporate governance issues. The Board will consider director candidates recommended by shareholders if the name and qualifications of candidates are timely presented to the Board.

The Audit Committee's functions include evaluating, and recommending to the Board the engagement of the independent registered public accounting firm, reviewing the results of their audit findings, and monitoring on a periodic basis our internal controls over financial reporting. The Audit Committee has a formally approved written charter. At the 2006 fiscal year-end, the Audit Committee consisted of Donald Gibbs (Chairman), Jim Stechyson and Charles Saikaley. Mr. Saikaley has since resigned and will be replaced on the Committee as soon as possible. Mr. Gibbs is the Audit Committee’s audit committee financial expert, and meets the independence requirements of Item 7(d)(3)(IV) of Schedule 14A under the Exchange Act of 1934, as amended. The Audit Committee held four meetings during the fiscal year ended March 31, 2006.

The Compensation Committee’s functions include evaluating compensation for directors, officers, employees of and consultants to the Company, and making recommendations to the Board regarding such compensation matters. The Compensation Committee has a formally approved written charter. The Compensation Committee currently consists of Jim Stechyson and Steven Houck. The Compensation Committee held one meeting during the fiscal year ended March 31, 2006.

COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are reimbursed for reasonable travel expenses related to attendance at Board meetings. No other fees are paid for attendance at meetings of the Board or their Committees. Each director is also awarded for his first year of service as a director, 200,000 stock options to purchase Common Shares at fair market value at the date of the option grant.

In addition, non-employee members of the Board of Directors are eligible to receive option grants. During the year ended March 31, 2006, each of the non-employee Board members received the following option grant:

Date of Grant	Expiry Date	Exercise Price	Number of Options

08-Nov-05	07-Nov-08	0.14	60,000

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides detailed information on the compensation of the Chief Executive Officer and the Vice President of Sales for services rendered for the fiscal years ended March 31, 2006 and 2005 and the ten months ended March 31, 2004. No other executive officer or employee received compensation in excess of $100,000 for the fiscal year ended March 31, 2006.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
		($)
Michael Cowpland, President and Chief Executive Officer	2006	-	-	-	-	320,000	-	-
	2005	-	-	-	-	1,149,182	-	-
	2004	-	-	-	-	2,497,789	-	-
Roberto Campagna, Vice President Sales	2006	100,647	-	-	-	200,000	-	-
	2005	73,187	-	-	-	375,000	-	-
	2004	50,028	-	-	-	195,000	-	-

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUE TABLE

The following table sets forth information regarding the exercise by the Chief Executive Officer and Vice President of Sales of stock options during the fiscal year ending March 31, 2006 and the value of unexercised, in the money options held by such officers as of March 31, 2006.

Name		Shares acquired on exercise	Value on realized ($)	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the- money options at FY end ($) (1)
				Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Cowpland	2006	NIL	NIL	10,083,621	-	-	-

Roberto Campagna	2006	NIL	NIL	770,000	-	-	-

(1)

The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of Common Shares underlying the option by the difference between the exercise price of the option and the market price of the Company's Common Shares as quoted on the OTCBB on March 31, 2006 ($0.065).

OPTION/SAR GRANTS TABLE

The following table provides information regarding options granted to the Chief Executive Officer and Vice President of Sales during the fiscal year ended March 31, 2006.

Name	Fiscal year	Number of securities underlying options granted	% of total options granted to employees in fiscal year	Exercise price ($/common share)	Market value ($/common share)	Expiration date

Michael Cowpland	2006	120,000	11%	0.20	0.20	29-Apr-08
		100,000		0.14	0.14	07-Nov-08
		100,000		0.09	0.09	08-Dec-08

Roberto Campagna	2006	100,000	7%	0.14	0.14	07-Nov-08
		100,000		0.09	0.09	08-Dec-08

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2006, the number and percentage of shares of outstanding Common Shares owned by each person owning at least 5% of the Common Shares, each officer and director owning shares, and all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares owned, subject to community property laws.

			Common Shares
Name	Address	Title	Number		Percentage

Michael Cowpland	234 Perley Court, Ottawa, Ontario	President and CEO	77,539,962	(1)	67%

Advanced Telecom Services, Inc.	996 Old Eagle School Road, Suite 1105, Wayne PA	N/A	10,500,000	(2)	11%

Jennifer North		Chief Financial Officer	920,000	(3)	1%

Roberto Campagna		Vice President of Retail Sales	920,000	(4)	1%

Steven Houck		Director	400,000	(5)	0%

James Stechyson		Director	880,000	(6)	1%

Donald Gibbs		Director	400,000	(7)	0%

All executive officers and officers as a group (7 persons)			81,059,962		68%

Applicable percentage of ownership is based upon 87,926,955 Common Shares outstanding as of July 31, 2006, together with applicable options for such shareholder. Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 31, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

1.

The beneficial ownership of Michael Cowpland consists of 36,057,806 Common Shares owned directly by Dr. Cowpland and 10,042,549 Common Shares under options which are currently exercisable or are exercisable within 60 days of July 31, 2006. In addition Dr. Cowpland’s ownership includes 302,493 Common Shares owned by his son and 102,493 Common Shares issuable upon exercise of warrants that are currently exercisable or are exercisable within 60 days of July 31, 2006, and 4,216,235 Common Shares owned by Dr. Cowpland's spouse and 8,793,795 Common Shares owned by a company controlled by Dr. Cowpland's spouse. Dr. Cowpland disclaims beneficial ownership of the shares held by his wife, his son and the company controlled by his wife.

2.

The beneficial ownership of Advanced Telecom Services Inc. consists of 10,000,000 Common Shares owned directly and 500,000 Common Shares which it has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006.

3.

The beneficial ownership of Jennifer North consists of 920,000 Common Shares which she has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006.

4.

The beneficial ownership of Roberto Campagna consists of 920,000 Common Shares which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006.

5.

The beneficial ownership of Steven Houck consists of 400,000 Common Shares which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006.

6.

The beneficial ownership of James Stechyson consists of 450,000 Common Shares owned directly, 380,000 Common Shares which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006, and 50,000 shares issuable upon exercise of warrants that are currently exercisable or are exercisable within 60 days of July 31, 2006.

7.

The beneficial ownership of Donald Gibbs consists of 400,000 Common Shares which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of July 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 25, 2004, our Chief Executive Officer and majority shareholder, a corporation owned by his spouse and his spouse participated in a private placement of Common Shares whereby they purchased an aggregate of 775,789 units for gross proceeds of $294,800. The shares issued in the private placement were priced at $0.38 per unit, the closing market price on the OTCBB on July 31, 2004, with each unit consisting of one Common Share and two warrants to purchase Common Shares for $0.38 per share.

On July 30, 2004, we completed the second part of this private placement, consisting of 2,004,211 units at $0.38 per unit, for gross proceeds of $761,600. All of the 2,004,211 units were purchased by the spouse of our Chief Executive Officer.

On October 7, 2004, we completed a private placement of 1,018,077 units at $0.39 per unit, the closing market price of our Common Shares on the OTCBB, on October 6, 2004. The units were purchased by the spouse of our Chief Executive Officer, with each unit consisting of one Common Share and two warrants to purchase Common Shares for $0.39 per share. Gross proceeds were $397,050.

On July 31, 2005, we entered into a loan agreement with our Chief Executive Officer to make credit facilities available to the Company. The credit facility is an unsecured revolving facility in the amount of approximately $450,000. All advances shall bear interest at the Royal Bank of Canada prime rate plus 1.75% and are repayable on demand. As at March 31, 2006, the principal balance due to the Chief Executive Officer was $419,538 plus $10,722 of interest due. Following the conversion of the outstanding balance described below, the line of credit has a zero balance and will remain available to the Company.

On June 30, 2006, our Chief Executive Officer and majority shareholder participated in a private placement of Common Shares. Dr. Michael Cowpland purchased 18,024,591 units through a cash investment of approximately $267,000 and the remainder was satisfied through the conversion to units of the outstanding balance on a line of credit, provided by Mr. Cowpland to ZIM, of approximately $454,000 US. The units were priced at $0.04 per unit, the closing market price on the OTCBB on June 29, 2006, with each unit consisting of one Common Share and one warrant to purchase Common Shares for $0.04 per share.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) the Selling Stockholders may exercise less than all of their Warrants; and (3) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that (a) the currently outstanding Warrants will be exercised for Common Shares and (b) all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

None of the Selling Stockholders is a registered broker or an affiliate of a registered broker. A description of each Selling Stockholder's relationship to the Company and how each Selling Stockholder acquired the shares to be sold in this offering is detailed in the footnotes to this table.

Name of Selling Stockholder		Number of Common Shares Beneficially Owned Before the Offering **	Percent of Common Shares Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Common Shares To Be Beneficially Owned After Completion of the Offering **	Percent of Common Shares to be Owned After Completion 0f the Offering

Michael Cowpland	(1)	77,539,962	67%	36,049,182	41,490,780	42%
Advanced Telecom Services	(2)	10,500,000	12%	10,500,000	0	0%
Pat Beirne	(3)	860,000	1%	500,000	360,000	*
Geoff Cowpland	(4)	463,590	*	181,590	282,000	*

 *Less than 1%.

**

Beneficial ownership is determined in accordance with the rules of the SEC. Common Shares subject to options or warrants currently exercisable or exercisable within 60 days of July 31, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding options, warrants or other derivative security, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 87,926,955 Common Shares outstanding as of July 31, 2006.

1.	Michael Cowpland is the Chief Executive Officer and the majority shareholder of the Company.

2.	Advanced Telecom Services Inc. (“ATS”), a US-based company, received these shares in consideration for its sale of Advanced Internet Inc. to ZIM on April 1, 2006.

3.	Pat Beirne is an Ontario resident and a past consultant of the Company.

4.	Geoff Cowpland is a UK resident and the brother of the Chief Executive Officer of the Company.

Messrs. Michael Cowpland, Geoff Cowpland, and Pat Beirne acquired the shares being registered hereunder on June 30, 2006 in the private placement described on page 40 (or may acquire them upon exercise of the warrants sold in that transaction).

DESCRIPTION OF CAPITAL STOCK

The shares registered pursuant to the registration statement of which this prospectus is a part are Common Shares, all of the same class and entitled to the same rights and privileges as all other Common Shares.

The authorized capital of ZIM consists of an unlimited number of Common Shares, and an unlimited number of special shares. ZIM Corporation has 87,926,955 Common Shares outstanding. There are no special shares outstanding.

Common Shares

The rights, restrictions and conditions of the Common Shares are as follows:

Voting. Each holder of Common Shares is entitled to notice of and to attend and vote at all general and special meetings of our shareholders other than meetings at which only the holders of a particular class or series other than the Common Shares are entitled to vote. Each Common Share will entitle its holder to one vote. Because holders of Common Shares do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the Common Shares represented at a meeting are able to elect all of the directors.

Dividends. The holders of Common Shares are, at the discretion of the board of directors of ZIM entitled to receive dividends, out of any and all profits or surplus of ZIM properly available for the payment of dividends (after the payment of any dividends payable on securities of ZIM entitled to receive dividends in priority to the Common Shares).

Dissolution. The holders of our Common Shares will be entitled to any distribution of the assets of ZIM upon the liquidation, dissolution or winding up of the corporation or other distribution of its assets among its shareholders for the purpose of winding up its affairs.

Preemptive Rights. The holders of our Common Shares will not have any preemptive rights.

Penny Stock Rules. The United States Securities and Exchange Commission's "penny stock" rules, which impose additional sales practice and disclosure requirements, could impede the sale of our Common Shares in any secondary market, with a concomitant adverse effect on the price of the shares in the secondary market.

Until, and unless, we are able to satisfy the initial listing requirements for listing on The Nasdaq SmallCap Market or another National Exchange, and the share price for ZIM Common Shares were to trade at, or above, $5.00 per share, the shares will be subject to the "penny stock" rules, unless ZIM satisfies certain asset or revenue tests (at least $5,000,000 in net tangible assets if in business less than three years, at least $2,000,000 in net tangible assets if in business at least three years, or average revenues of at least $6,000,000 for the last three years). Under the penny stock rules, a broker or dealer selling penny stock to anyone other than an established customer or institutional "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction otherwise is exempt. In addition, the penny stock rules require the broker or dealer to deliver, prior to any transaction, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker or dealer or the transaction otherwise is exempt. A broker or dealer also is required to disclose commissions payable thereto and to the registered representative and current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on any stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices at the time of sale or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	An exchange distribution in accordance with the rules of the applicable exchange;
•	Privately negotiated transactions;
•	Settlement of short sales entered into after the date of this prospectus;
•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	A combination of any such methods of sale;
•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	Any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the Common Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold. Certain state securities laws require that the resale shares be sold only through registered or licensed brokers or dealers. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Shares for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of certain shares of Common Stock offered hereby has been passed upon for the Company by LaBarge Weinstein P.C. 515 Legget Drive, Suite 800, Kanata, Ontario K2K 3G4.

EXPERTS

The audited consolidated financial statements of ZIM Corporation as at March 31, 2006 and 2005 and the years then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.zim.biz. The information on our Web site is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

THREE MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

Financial Statements:

Unaudited Condensed Consolidated Statements of Operations	F-2

Unaudited Condensed Consolidated Statements of Cash Flows	F-3

Unaudited Condensed Consolidated Balance Sheet	F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5

FISCAL YEARS ENDED MARCH 31, 2006 AND MARCH 31, 2005

Reports of Independent Registered Public Accounting Firms	F-17

Financial Statements:

Statements of Operations	F-18

Statements of Shareholders' Equity and Comprehensive Loss	F-19

Statements of Cash Flows	F-20

Balance Sheet	F-21

Notes to Financial Statements	F-22

ZIM Corporation
Condensed Consolidated Statements of Operations
(Expressed in US dollars)

	Three months ended June 30, 2006	Three months ended June 30, 2005
	(Unaudited)	(Unaudited)
	$	$

Revenue	705,797	1,331,649

Operating expenses
Cost of revenue	385,985	658,090
Selling, general and administrative	516,543	751,238
Research and development	128,728	119,408
Amortization of intangible assets	258,965	2,589
Loss on disposition of property and equipment	-	9,883
Total operating expenses	1,290,221	1,541,208

Loss from operations	(584,424)	(209,559)
Other income (expense):
Interest income (expense), net	(3,843)	(767)
Total other expense	(3,843)	(767)
Loss before income taxes	(588,267)	(210,326)
Income tax benefit	20,542	13,445
Net loss	(567,725)	(196,881)

Basic and fully diluted loss per share	(0.008)	(0.003)

Weighted average number of shares outstanding	69,561,569	59,556,257

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM Corporation
Condensed Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Three months ended June 30, 2006	Three months ended June 30, 2005
	(Unaudited)	(Unaudited)
	$	$
OPERATING ACTIVITIES
Net loss	(567,725)	(196,881)
Items not involving cash:
Depreciation of property and equipment	23,586	20,144
Amortization of intangible assets	258,965	2,589
Loss on disposition of property and equipment	-	9,883
Stock-based compensation	72,669	240,600
Changes in operating working capital	549,526	(584,907)
Cash flows provided by (used in) operating activities	337,021	(508,572)

INVESTING ACTIVITIES
Purchase of property and equipment	(7,719)	(6,522)
Business acquisition	(101,899)	-
Cash flows used in investing activities	(109,618)	(6,522)

FINANCING ACTIVITIES
Proceeds from the exercise of options	-	7,429
Proceeds from shares issued through a private placement	280,422	-
Repayment of line of credit	(29,967)	-
Cash flows provided by financing activities	250,455	7,429

Effect of changes in exchange rates on cash	57,122	(7,493)

Increase (decrease) in cash	534,980	(515,158)
Cash, beginning of period	237,035	737,888
Cash, end of period	772,015	222,730

Non-Cash Financing Activities:

In connection with the Company’s acquisition of Advanced Internet Inc., the Company issued 10 million common shares and issued a $250,000 note payable to Advanced Telecom Services Inc., the parent company of Advanced Internet Inc. The non-interest bearing note payable has a one year term, with payments each month of $20,833.

In conjunction with the private placement on June 30, 2006, the Company’s Chief Executive Officer and majority shareholder converted debt and cumulative interest into equity. See Notes 6 and 7.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM Corporation
Condensed Consolidated Balance Sheets
(Expressed in US dollars)

	June 30,	March 31,
	2006	2006
	(Unaudited)	(Audited)
ASSETS	$	$
Current assets
Cash	772,015	237,035
Accounts receivable, net	712,238	1,301,647
Investment tax credits receivable	235,500	407,766
Acquisition costs	-	37,847
Prepaid expenses	72,005	59,305
	1,791,758	2,043,600
Property and equipment, net	277,229	280,909
Intangible assets, net	726,595	-
	2,795,582	2,324,509
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Line of credit	-	29,967
Accounts payable	514,433	612,703
Accrued liabilities	285,184	406,145
Deferred revenue	325,813	322,989
Due to a shareholder	-	430,260
Note payable	198,738	-
Deferred rent	1,324,168	1,802,064
	64,732	65,425

Shareholders' equity:
Preferred shares, no par value, non-cumulative dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; issued and outstanding NIL shares at June 30, 2006 and March 31, 2006.	-	-
Special shares, no par value, non-voting, participating, convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically on the earlier of (i) the fifth day following the date of issuance of a receipt for a final prospectus qualifying the common shares issuable upon conversion of the special shares; (ii) June 1, 2004. Unlimited authorized shares; issued and outstanding NIL shares at June 30, 2006 and March 31, 2006.	-	-
Common shares, no par value, voting, unlimited authorized shares, 87,926,955 shares issued and outstanding as at June 30, 2006 and 59,561,569 shares as at March 31, 2006.	19,043,050	17,658,435
Additional paid-in capital	2,216,645	2,129,398
Accumulated deficit	(20,169,898)	(19,602,173)
Accumulated other comprehensive income	316,885	271,360
	1,406,682	457,020
	2,795,582	2,324,509

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of ZIM Corporation (“ZIM” or the “Company”) and its subsidiaries have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the latest annual report on Form 10-KSB. These statements have been prepared on the same basis as the audited consolidated financial statements for the year ended March 31, 2006 and, in the opinion of management, include all adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows of the Company. The results of operations for the three months ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year.

2 - NATURE OF OPERATIONS AND LIQUIDITY

COMPANY OVERVIEW

ZIM is a provider of mobile and data services. Prior to entering the mobile industry, ZIM was solely a developer and provider of the Zim Integrated Development Environment software, which continues to be used by companies in the design, development, and management of information databases.

BUSINESS DEVELOPMENT

ZIM was formed under the laws of Canada on October 17, 2002 in order to purchase ZIM Technologies International Inc. (“ZIM Technologies”), which was formed in 1997 to acquire the software technology now called the Zim Integrated Development Environment (the "Zim IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as “EPL”). During the 2006 fiscal year, EPL was wound up with all of the EPL operations continued in ZIM. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”). ZIM is also the sole shareholder of ZIM Technologies do. Brazil Ltda., a company incorporated in Brazil that distributes the Zim IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations.

BUSINESS OF THE COMPANY

ZIM started operations as a developer and provider of database software known as Zim IDE software. Zim IDE is used by companies in the design, development, and management of information databases and mission critical applications. The Company continues to provide this software to its client base.

Beginning in 2001, the Company expanded its business strategy to include opportunities associated with mobile products. Prior to this fiscal year, the Company focused on developing products and services for the wireless data network infrastructure known as SMS or text messaging. Although SMS will continue to provide revenue within the mobile segment of operations, the Company shifted its corporate focus to include offering mobile content directly to end users. With the acquisition of AIS, the Company commenced offering mobile content directly to end users.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

LIQUIDITY

The Company has incurred a net loss of $567,725 during the three months ended June 30, 2006. Due to the receipt of investment tax credits from the 2005 fiscal year and the receipt of outstanding amounts from fiscal 2006, the Company generated a positive cash flow from operations of $337,021 for the three months ended June 30, 2006.

At June 30, 2006, ZIM had cash, with no bank indebtedness, of $772,015 and working capital of $467,590, as compared to cash, net of bank indebtedness of $207,068 and working capital of $241,536 at March 31, 2006. This improvement in financial position is principally a result of a private placement on June 30, 2006, discussed in Note 7, and the receipt of outstanding amounts receivable and investment tax credits.

ZIM will need an estimated $1,200,000 in financing in order to fund operating losses and other working capital requirements for the next 12 months. The Company has access to a line of credit for approximately $450,000 from its Chief Executive Officer and a working capital line from its principal banker for approximately $45,000. In addition, there is a current cash balance of $772,015. Management believes that these funds should be able to fund existing operations for the balance of the year, but there is no guarantee that unanticipated circumstances will not require additional liquidity, and in any event, these funds alone will not allow for any additional expenditures or growth. ZIM has not received any commitments from any third parties to provide additional financing.

All of the factors above raise substantial doubt about the Company's ability to continue as a going concern. Management plans to address these issues by continuing to raise capital through the placement of equity, obtaining advances from related parties and, if necessary, renegotiating the repayment terms of accounts payable and accrued liabilities. The Company's ability to continue as a going concern is subject to management's ability to successfully implement the above plans. Failure to implement these plans could have a material adverse effect on the Company's position and/or results of operations and may necessitate a reduction in operating activities.

In the longer term, the Company has to generate the level of sales which would result in cash self sufficiency and it may need to continue to raise capital by selling additional equity or by obtaining credit facilities. The Company's future capital requirements will depend on many factors, including, but not limited to, the ability to attract and retain new customers, the market acceptance of its product offering or services, the level of its promotional activities and advertising required to support its activities. No assurance can be given that any such additional funding will be available or that, if available, it can be obtained on terms favorable to the Company.

The condensed consolidated financial statements have been prepared on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. The carrying amounts of assets, liabilities, revenues and expenses presented in the financial statements and the balance sheet classification have not been adjusted as would be required if the going concern assumption were not appropriate.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

During the fourth quarter of fiscal 2006, management determined that one premium messaging contract did not comply with ZIM’s mobile revenue recognition policy. In the prior year, the Company had recorded the mobile operator’s share of the fees collected from the end users as revenue, with the same amount in the cost of revenue. The Company has adjusted the revenue and the cost of revenue in the accompanying condensed consolidated financial statements to reflect the mobile operator’s revenue share.

Mobile revenue, previously reported as $1,332,693 for the quarter ended June 30, 2005, has been reduced by $1,044. Cost of revenue, previously reported as $659,134 for the quarter ended June 30, 2005, has also been reduced by $1,044. These adjustments have no impact on the balance sheet, operating loss, net loss or on net cash flows from operations for the current or prior periods.

3 - ACQUISITION OF ADVANCED INTERNET INC.

Effective April 1, 2006, ZIM acquired all of the issued and outstanding common shares of Advanced Internet Inc. (“AIS”). AIS owns and operates two internet mobile content sites, www.ringingphone.com and www.monstertones.com and is part of ZIM’s move into offering mobile content. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the identifiable assets acquired and liabilities assumed using estimates of their fair value. The results of operations of AIS are included in the consolidated financial statements beginning on the acquisition date. The total purchase price of $951,434 included a note payable of $250,000, acquisition costs of $37,778, 500,000 stock options with a value of $13,656 and 10,000,000 common shares valued at $650,000. The basis for the determination of the weighted average stock price of $0.065 was the daily closing price of the Company's common stock on the four days prior to and following the acquisition announcement date of April 1, 2006. 1,000,000 of the 10,000,000 common shares are held in escrow for one year.

The aggregate purchase price for these acquisitions has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition as follows:

	$	Useful lives (in months)

Working capital	10,000	-
Core technology	712,488	12
Customer list	67,449	5
Corporate relationships	161,497	12
	951,434

The weighted average amortization period is 11 months for the intangible assets.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

Given the nature of the intangible assets acquired, ZIM applied both the cost approach and the income approach to the valuation of the assets. The customer list was valued using the income approach. The projected income was based upon the most likely future revenue generated by the existing customer base, as estimated by management. The core technology and the corporate relationships were valued using the cost approach. The fair value of these assets was determined by measuring the current cost to purchase or reproduce the asset.

4 – STOCK OPTION PLAN

Under ZIM’s Employee Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 27,200,000 common shares. As at June 30, 2006, 23,353,799 (June 30, 2005, 20,528,871) options were outstanding under the Employee Stock Option Plan. In addition, 6,110,000 (June 30, 2005, 6,110,000) options were issued in prior periods outside of ZIM’s Employee Stock Option Plan. Stock options are granted with an exercise price equal to the common shares' fair market value at the date of grant. Options are granted periodically and both the maximum term of an option and the vesting period are set at the Board's discretion.

A summary of stock option activity under the ESOP for the three months ended June 30, 2006 is presented below:

	Number of options outstanding and excersiable	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate i ntrinsic value
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		$		$
Options outstanding, March 31, 2006	27,984,371	0.54
Granted	3,800,000	0.05
Exercised	-	-
Forfeited	(3,397,572)	0.98
Options outstanding, June 30, 2006	28,386,799	0.42	1.55	-

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

A summary of stock option values as at June 30, 2006 and 2005, under the Employee Stock Option Plan, are presented below:

	Three months ended June 30, 2006	Three months ended June 30, 2005
	(Unaudited)	(Unaudited)
	$	$

Weighted average grant – date fair value per stock option granted	0.44	0.58
Total intrinsic value of stock options exercised	-	1,448
Total fair value of stock options vested	4,808,093	4,795,432

ZIM adopted the provisions of SFAS No. 123(R) effective April 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest.

For the three months ended June 30, 2006, the Company recognized compensation expense for employees and consultants of $67,627 and $5,042 respectively. For the three months ended June 30, 2005 the Company recognized compensation expense for employees and consultants of NIL and $240,600 respectively. The Company does not have any non-vested awards.

Total options granted during the three months ended June 30, 2006 and 2005 were 3,800,000 and 3,825,000, respectively.

Options granted to employees during the three months ended June 30, 2006 and 2005 were 3,075,000 and 225,000, respectively.

Options granted to consultants during the three months ended June 30, 2006 and 2005 were 725,000 and 3,600,000, respectively.

Under the intrinsic method of accounting, compensation expense had not been recognized in the prior period statements of operations. The following table illustrates the effect on net loss and net loss per share if ZIM had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the three months ended June 30, 2005:

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

Three months ended June 30, 2005
(Unaudited)
$

Net loss, as reported	(196,881)

Stock-based compensation income (expense) included in net loss	-
Stock-based employee compensation expense determined under fair value based method for all awards	(20,579)

Net loss, pro forma	(217,460)

Basic and diluted net loss per share:

As reported, basic and diluted	(0.003)

Pro forma, basic and diluted	(0.004)

The fair value of stock options is determined using the Black Scholes valuation model. The expected dividend yield is based on historical dividend payouts, the expected volatility is based on historical volatilities of company stock for a period approximating the expected life; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends. The weighted average assumptions used in the computations are as follows:

	Three months ended June 30, 2006	Three months ended June 30, 2005 Pro forma
Risk-free interest rates	5.00%	3.00%
Expected volatility	80%	80%
Dividend yield	0	0
Expected life of options (years)	2.0	2.0

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

5- LOSS PER SHARE

For the purposes of the loss per share computation, the weighted average number of common shares outstanding has been used. Had the treasury stock method been applied to the unexercised share options and warrants, the effect on the loss per share would be anti-dilutive.

The following securities are considered "in the money" and could potentially dilute basic loss per share in the future but have not been included in diluted loss per share because their effect was anti-dilutive:

	June 30, 2006	June 30, 2005
Stock options	-
Warrants	18,365,386

Total options outstanding at June 30, 2006 and 2005 were 28,386,799 and 25,561,871 respectively.

On June 30, 2006 the Company issued 18,365,386 warrants in a private placement of the Company’s common shares, see note 7. Total warrants outstanding at June 30, 2006 and 2005 were 19,515,392 and 9,215,692, respectively. Of the warrants outstanding on June 30, 2006, 18,365,386 expire on September 30, 2007 and 1,150,006 will expire on May 30, 2008.

6 - RELATED PARTY TRANSACTIONS

In August 2005, the Company secured an operating line of credit of approximately $450,000 from its Chief Executive Officer and majority shareholder, on the same financial terms as the working capital line of credit from its principal banker. The interest on this line of credit is calculated at the Royal Bank of Canada’s prime rate plus 1.75%. On June 30, 2006 the outstanding balance of $435,757 plus accrued interest of $18,437 was converted into 11,354,841 units under the same terms of the private placement on June 30, 2006, see below. As at June 30, 2006, the full line of credit was available to the Company.

On June 30, 2006, ZIM’s Chief Executive Officer participated in a private placement of common shares. Dr. Michael Cowpland purchased 18,024,591 units through a cash investment of approximately $267,000 with the balance satisfied through the conversion of debt discussed above. In addition, the brother of the Chief Executive Officer purchased 90,795 units. The units were priced at $0.04 per unit, the closing market price on the OTCBB on June 29, 2006, with each unit consisting of one common share and one warrant to purchase common shares for $0.04 per share.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

7 - SHAREHOLDERS' EQUITY

On June 30, 2006, the Company completed a non-brokered private placement of 18,365,386 units at $0.04 per unit, for total gross proceeds of $734,615, consisting of cash of $ 280,422 and through the conversion of debt of $454,194. Each unit consists of one common share and one common share purchase warrant. Each warrant may be exercised at any time prior to September 30, 2007. Of these units, 18,024,591 were purchased by the Chief Executive Officer.

The Company did not issue any common shares during the three months ended June 30, 2006 and issued 43,700 common shares for the three months ended June 30, 2005 pursuant to the exercise of stock options by employees. Proceeds from the exercise of these options were NIL and $7,429, respectively.

ADDITIONAL PAID IN CAPITAL

During the three month periods ended June 30, 2006 and 2005, the Company issued options to employees and non-employees, in consideration for services, and as a result, additional paid in capital has been increased by $87,247 and $240,600, respectively.

8 - COMPREHENSIVE LOSS

Comprehensive loss includes changes in the balances of items that are reported directly in a separate component of shareholders' equity in our unaudited Condensed Consolidated Balance Sheet. The components of comprehensive loss are as follows:

	Three months ended June 30, 2006	Three months ended June 30, 2005
	(Unaudited)	(Unaudited)
	$	$

Net loss, as reported	(567,725)	(196,881)
Foreign currency translation adjustment	(45,525)	41,250
Comprehensive loss	(613,250)	(155,631)

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

9 - SEGMENT REPORTING

Management has determined that the Company operates in two reportable segments: mobile applications and enterprise software. Mobile applications involve providing SMS and other content applications and services for mobile devices. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications.

The Company considers all revenues and expenses to be of an operating nature and accordingly, allocates them to the segments. Costs specific to a segment are charged directly to the segment. Company office expenses are allocated to either of the segments based on net revenues. In prior years the allocation of company office expenses was allocated based on gross revenues to reflect the resource requirements of our premium messaging operations. Since our platform for transmitting premium messaging operations has been improved and the Company’s focus is on offering mobile content, for fiscal 2007, management allocates non-specific expenses to our reporting units based on net revenues.

The accounting policies of the reportable segments are the same as those described in the summary of the significant accounting policies.

The following tables set forth external revenues, cost of revenues, operating expenses and other amounts attributable to these product lines:

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

Three months ended June 30, 2006	Mobile	Software	Total
	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$

Revenue	450,331	255,466	705,797

Cost of revenue	348,033	37,952	385,985
Allocation of selling, general, administration, and research and development expenses	411,713	233,558	645,271
Amortization of intangible assets	258,965	-	258,965
Allocation of interest expense (income)	2,452	1,391	3,843
Income tax expense (recoverable)	(15,923)	(4,619)	(20,542)
	1,005,240	268,282	1,273,522

Net loss	(554,909)	(12,816)	(567,725)

Three months ended June 30, 2005	Mobile	Software	Total
	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$

Revenue	992,545	339,104	1,331,649

Cost of revenue	596,917	61,173	658,090
Allocation of selling, general, administration, and research and development expenses	662,961	207,685	870,646
Amortization of intangible assets	-	2,589	2,589
Loss on disposition of fixed assets	9,883	-	9,883
Allocation of interest expense (income)	662	105	767
Income tax expense (recoverable)	(32,157)	18,712	(13,445)
	1,238,266	290,264	1,528,530

Net income (loss)	(245,721)	48,840	(196,881)

The following table sets forth segment assets used by each product line:

	June 30, 2006	March 31, 2006
	(Unaudited) $	(Audited) $
Mobile	2,155,772	1,919,468
Software	639,810	405,041
	2,795,582	2,324,509

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

The following table set forth external revenues attributable to geographic areas. External revenues are based on location of the customer:

	Three months ended June 30, 2006	Three months ended June 30, 2005
	(Unaudited)	(Unaudited)
	$	$

United States	272,768	165,561
United Kingdom	33,446	276,342
Europe	147,629	330,178
Brazil	209,962	282,714
Canada	40,748	271,944
Other	1,244	4,910
Total revenue	705,797	1,331,649

10 - COMMITMENTS AND CONTINGENCIES

The Company has the following financial commitments for the next five years:

$
2007	247,530
2008	65,056
2009	64,841
2010	61,552
2011	35,905
474,884

OTHER

The Company is committed to pay an arm's length third party $75,000, in consideration for consulting services, upon the listing of ZIM Corporation's common shares on a national securities exchange selected by ZIM Corporation's board of directors.

Zim Technologies do Brasil Ltda. may be subject to the Contribution of Intervention on Economic Domain tax on values remitted abroad. However, the Company's management intends to contest this assessment if issued. Consequently, no provision has been accounted for in that respect. If an assessment is issued and the Company is unsuccessful at contesting the assessment, the resulting settlement would not have a material impact on the consolidated financial statements of the Company.

ZIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

11 - NEW ACCOUNTING PRONOUNCEMENTS

FASB Interpretation 48

In June 2006, FASB Interpretation 48 “Accounting for Uncertainty in Income Taxes” was issued which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

This Interpretation is effective for fiscal years beginning after December 15, 2006, and earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company has not yet determined the impact of FASB Interpretation 48 on its financial statements.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of ZIM Corporation

We have audited the accompanying consolidated balance sheets of ZIM Corporation and subsidiaries as of March 31, 2006 and 2005 and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of ZIM Corporation and subsidiaries as of March 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $3,388,493 and used $944,523 of cash from operations, during the year ended March 31, 2006. The Company also has generated negative cash flows from operations during each of the last five years. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Raymond Chabot Grant Thornton LLP

---------------------------------------------

Raymond Chabot Grant Thornton LLP

Ottawa, Canada

June 2, 2006

ZIM Corporation
Consolidated Statements of Operations
(Expressed in US dollars)

	Year ended March 31, 2006	Year ended March 31, 2005 As restated
	$	$
Revenue
Mobile	2,356,598	2,767,011
Software	1,238,717	1,264,187

Total revenue	3,595,315	4,031,198

Operating expenses
Cost of revenue	1,975,641	2,321,318
Selling, general and administrative	2,475,299	2,970,315
Research and development	505,327	708,147
Amortization of intangible assets	2,984	359,197
Impairment of long-lived assets	–	232,270
Impairment of intangible assets	–	967,183
Impairment of goodwill	2,133,197	530,270
Loss on disposal of property and equipment	10,929	33,561

Total operating expenses	7,103,377	8,122,261

Loss from operations	(3,508,062)	(4,091,063)

Other income
Interest income, net	5,510	5,535

Loss before income taxes	(3,502,552)	(4,085,528)
Income tax benefit	114,059	121,421

Net loss	(3,388,493)	(3,964,107)

Basic and fully diluted loss per share	(0.06)	(0.07)

Weighted average number of shares outstanding	59,560,139	57,968,459

The accompanying notes are an integral part of these consolidated financial statements.

ZIM Corporation
Consolidated Statement of Shareholders' Equity and Comprehensive Loss
(Expressed in US dollars)

	Number of common shares issued and outstanding	Common shares	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total shareholders' equity
		$	$	$	$	$

Balance as at March 31, 2004	55,180,026	16,029,770	1,540,959	(12,249,573)	(311,128)	5,010,028
Shares issued through the exercise of options	305,000	81,050				81,050
Stock options granted to non-employees			334,422			334,422
Shares issued through a private placement, net of costs	4,032,843	1,540,186				1,540,186
Comprehensive loss
Net loss				(3,964,107)
Cumulative translation adjustment					402,911
Total comprehensive loss						(3,561,196)
Balance as at March 31, 2005	59,517,869	17,651,006	1,875,381	(16,213,680)	91,783	3,404,490

Shares issued through the exercise of options	43,700	7,429				7,429
Stock options granted to non-employees			254,017			254,017
Comprehensive loss
Net loss				(3,388,493)
Cumulative translation adjustment					179,577
Total comprehensive loss						(3.208,916)
Balance as at March 31, 2006	59,561,569	17,658,435	2,129,398	(19,602,173)	271,360	457,020

The accompanying notes are an integral part of the consolidated financial statements.

ZIM Corporation
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$
OPERATING ACTIVITIES
Net loss	(3,388,493)	(3,964,107)
Items not involving cash:
Depreciation of property and equipment	99,786	209,118
Amortization of intangible assets	2,984	563,570
Impairment of long-lived assets	–	232,270
Impairment of intangible assets	–	967,183
Impairment of goodwill	2,133,197	530,270
Interest accrued	10,722	-
Loss on disposal of property and equipment	10,929	33,561
Stock-based compensation (non-employees)	254,017	334,422
Changes in operating working capital:
Decrease (increase) in accounts receivable	941,982	(1,008,208)
Decrease (increase) in investment tax credits receivable	121,806	(124,963)
Decrease (increase) in prepaid expenses	42,387	(31,253)
Increase in acquisition costs	(37,524)	–
Increase (decrease) in accounts payable	(587,354)	597,277
Decrease in accrued liabilities	(495,821)	(70,616)
Decrease in deferred revenue	(53,141)	(30,983)
Cash flows used in operating activities	(944,523)	(1,762,459)
INVESTING ACTIVITIES
Purchase of property and equipment and cash flows used in investing activities	(111,278)	(42,917)
FINANCING ACTIVITIES
Proceeds from the exercise of options	7,429	81,050
Proceeds from shares issued through a private placement	–	1,540,186
Proceeds from line of credit	29,967	-
Proceeds from loan from a shareholder	419,538	-
Cash flows provided by financing activities	456,934	1,621,236
Effect of changes in exchange rates on cash	98,014	51,508
Decrease in cash	(500,853)	(132,632)
Cash, beginning of year	737,888	870,520
Cash, end of year	237,035	737,888
Supplemental cash flow disclosure
Interest paid	10,555	6,436
Income taxes paid	74,240	23,130

The accompanying notes are an integral part of these consolidated financial statements.

ZIM Corporation
Consolidated Balance Sheets
(Expressed in US dollars)

	March 31,	March 31,
	2006	2005
	$	$
ASSETS
Current assets
Cash	237,035	737,888
Accounts receivable, net	1,301,647	2,174,148
Investment tax credits receivable	407,766	512,337
Acquisition costs	37,847	–
Prepaid expenses	59,305	98,541
	2,043,600	3,522,914
Property and equipment, net	280,909	211,843
Intangible assets, net	–	3,056
Goodwill	–	2,068,881
	2,324,509	5,806,694
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Line of credit	29,967	–
Accounts payable	612,703	1,163,586
Accrued liabilities	406,145	875,006
Deferred revenue	322,989	363,612
Due to a shareholder	430,260	-
	1,802,064	2,402,204
Deferred rent	65,425	–

Commitments and contingencies

Shareholders' equity:
Preferred shares, no par value, non-cumulative dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; issued and outstanding NIL shares at March 31, 2006 and 2005.	-	-
Special shares, no par value, non-voting, participating, convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically on the earlier of (i) the fifth day following the date of issuance of a receipt for a final prospectus qualifying the common shares issuable upon conversion of the special shares; (ii) June 1, 2004. Unlimited authorized shares; issued and outstanding NIL shares at March 31, 2006 and 2005.	-	-
Common shares, no par value, unlimited authorized shares, issued and outstanding 59,561,569 shares as at March 31, 2006 and 59,517,869 shares as at March 31, 2005.	17,658,435	17,651,006
Additional paid-in capital	2,129,398	1,875,381
Accumulated deficit	(19,602,173)	(16,213,680)
Accumulated other comprehensive income	271,360	91,783
	457,020	3,404,490
	2,324,509	5,806,694

The accompanying notes are an integral part of these consolidated financial statements.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

1 - NATURE OF OPERATIONS AND LIQUIDITY

COMPANY OVERVIEW

ZIM Corporation ("ZIM" or the "Company") is a provider of mobile messaging and data services channel. Prior to entering the SMS (Short Message Service) or mobile messaging industry, ZIM was recognized as the developer and provider of the Zim Integrated Development Environment software, which continues to be used by companies in the design, development, and management of information databases.

BUSINESS DEVELOPMENT

ZIM was formed under the laws of Canada on October 17, 2002 in order to purchase ZIM Technologies International Inc. ("ZIM Technologies"), which was formed in 1997 to acquire the software technology now called the Zim Integrated Development Environment (the "Zim IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as "EPL"). During the year ended March 31, 2006, EPL was dissolved and all operations were transferred to Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the Zim IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation.

BUSINESS OF THE COMPANY

Historically, the Company is known as a developer and provider of the Zim IDE software. Zim IDE software is currently used by companies in the design, development, and management of information databases and mission critical applications. The technology for the Zim IDE software was developed at Bell Northern Research in Ottawa, Ontario in the 1980s and acquired by ZIM in 1996. The software is now licensed to thousands of customers through direct sales.

Beginning in 2001, the Company expanded its business strategy to include opportunities associated with mobile products. Originally the Company designed mobile data software products to take advantage of the existing wireless data network infrastructure known as SMS. SMS, mobile messaging, or text messaging as it is also known, enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices. The mobile data software products did not receive significant market acceptance from end users. With the acquisition of EPL in 2004, the Company shifted its focus to SMS aggregation services. Aggregators transmit a broad variety of messaging, content, and applications worldwide. ZIM is now providing an operator-grade, high-volume delivery infrastructure that is scalable, with detailed reporting available to our mobile content customers.

By the end of the fiscal year ended March 31, 2006, ZIM began to focus on ways to use the existing infrastructure for content delivery and the relationships established with the mobile carriers. The Company’s goal for the fiscal year ending March 31, 2007, is to expand its product offering of mobile content, so that the Company owns unique and desirable content, that it delivers using its existing technical infrastructure, to a wide consumer base.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

LIQUIDITY

The Company has incurred a net loss of $3,388,493 during the year ended March 31, 2006. In addition, the Company generated negative cash flows from operations of $944,523 for the year ended March 31, 2006 and has generated negative cash flows from operations during each of the last five years.

At March 31, 2006, we had cash, net of bank indebtedness, of $207,068 and working capital of $241,536, as compared to cash of $737,888 and working capital of $1,120,710 at March 31, 2005. This deterioration of financial position is principally a result of the decrease in revenues generated from our SMS services.

We will need an estimated $1,800,000 in financing in order to fund operating losses and other working capital requirements for the next 12 months. We have access to a working capital line of credit for approximately $220,000 and approximately $8,500 available from the line of credit provided by the Chief Executive Officer. We do not have any other bank credit facility under which we may borrow funds for the estimated additional financing needs of $1,330,000. We have not received any commitments from any third parties to provide additional financing.

All of the factors above raise substantial doubt about the Company's ability to continue as a going concern. Management plans to address these issues by continuing to raise capital through the placement of equity, obtaining advances from related parties and, if necessary, renegotiating the repayment terms of accounts payable and accrued liabilities. The Company's ability to continue as a going concern is subject to management's ability to successfully implement the above plans. Failure to implement these plans could have a material adverse effect on the Company's position and/or results of operations and may necessitate a reduction in operating activities.

In the longer term, the Company has to generate the level of sales which would result in cash self sufficiency and it may need to continue to raise capital by selling additional equity or by obtaining credit facilities. The Company's future capital requirements will depend on many factors, including, but not limited to, the ability to attract and retain new customers, the market acceptance of its product offering or services, the level of its promotional activities and advertising required to support its activities. No assurance can be given that any such additional funding will be available or that, if available, it can be obtained on terms favorable to the Company.

The consolidated financial statements have been prepared on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. The carrying amounts of assets, liabilities, revenues and expenses presented in the financial statements and the balance sheet classification have not been adjusted as would be required if the going concern assumption were not appropriate.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") applied on a consistent basis.

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. The results of operations for acquisitions are included in these consolidated financial statements from the date of acquisition. Inter-company transactions and balances are eliminated upon consolidation.

USE OF ESTIMATES

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts recorded in the financial statements and the notes to the financial statements. Estimates have been made by management in several areas, including, but not limited to, the realizability of accounts receivable, the valuation allowance associated with deferred income tax assets, goodwill impairment, expected useful life of property and equipment and intangible assets, and the fair value calculation with respect to the stock options. These estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from those estimates.

COMPREHENSIVE LOSS

Comprehensive loss includes net loss and other comprehensive income (loss) ("OCI"). OCI refers to changes in net assets from transactions and other events and circumstances other than transactions with shareholders. These changes are recorded directly as a separate component of shareholders' equity and excluded from net income. The only comprehensive income item for the Company relates to foreign currency translation adjustments relating to the translation of the financial statements into the reporting currency.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

During the fourth quarter of fiscal 2006, management determined that one premium messaging contract did not comply with the mobile revenue recognition policy as described below. In the prior year, the Company had recorded the mobile operator’s share of the fees collected from the end users amounting to $311,123 as revenue, with the same amount in the cost of revenue. The Company has adjusted the revenue and the cost of revenue in the accompanying consolidated financial statements to reflect the mobile operator’s revenue share.

Mobile revenue, previously reported as $3,078,134 for the year ended March 31, 2005, has been reduced by $311,123. Cost of revenue, previously reported as $2,632,441 for the year ended March 31, 2005, has also been reduced by $311,123. These adjustments have no impact on the balance sheet, operating loss, net loss or on net cash flows from operations for the current or prior periods.

The consolidated results of operations on a quarterly basis were as follows:

	Revenue	Cost of revenue	Net loss	Loss per share	Effect of reclassification
	$	$	$	$	$
2006
First quarter	1,331,648	658,090	(196,881)	(0.003)	(1,044)
Second quarter	817,389	532,617	(368,720)	(0.006)	(91,450)
Third quarter	789,844	391,439	(2,391,930)	(0.040)	(33,445)
Fourth quarter	656,434	393,495	(430,962)	(0.007)	(22,735)
Total	3,595,315	1,975,641	(3,388,493)	(0.057)	(148,674)

2005
First quarter	600,166	403,065	(992,203)	(0.018)	(82,612)
Second quarter	1,215,938	601,701	(535,014)	(0.009)	(119,048)
Third quarter	1,125,279	596,434	(252,854)	(0.004)	(67,251)
Fourth quarter	1,089,815	720,118	(2,184,036)	(0.037)	(42,212)
Total	4,031,198	2,321,318	(3,964,107)	(0.068)	(311,123)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are recorded at the invoiced amount net of an allowance for doubtful accounts. The Company determines its allowance for doubtful accounts by considering a number of factors, including the age of the receivable, the financial stability of the customer, discussions that may have occurred with the customer and management's judgment as to the overall collectibility of the receivable from that customer. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts in the period of recovery.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

REVENUE RECOGNITION

The Company derives revenue from two sources: mobile services and applications and enterprise software, including maintenance and consulting services. Mobile services involve providing SMS and other content applications and services. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications.

MOBILE REVENUE RECOGNITION

Revenues from our mobile segment are derived principally from providing aggregation services whereby ZIM sends messages from its customers through mobile operators to end users on their cell phones. In this situation, the Company contracts with its customers that can not connect directly to the mobile operators and with the third party mobile operators or other aggregators directly for the transmission of the messages. Net revenues are recognized in the month in which the service is performed, provided no significant ZIM obligations remain. We rely on a number of mobile network operators and other aggregators globally to deliver our services. Generally, (i) within 15 to 30 days after the end of each month, ZIM receives a statement from each of the operators or aggregators confirming the amount of charges billed to that operator's mobile phone users and (ii) within 30 to 90 days after delivering a monthly statement, each operator or aggregator remits the fees for the month to ZIM. ZIM arranges to pay the mobile content provider a set amount per message under a revenue share arrangement. ZIM nets this revenue share fee against the revenue it receives from the mobile operators.

Revenues are recorded on a net basis as the mobile content provider is the primary obligor in the transaction as they manage and market the content, which we then distribute. Our role within the transaction is limited to providing transportation and a billing mechanism for the mobile content provider.

ENTERPRISE SOFTWARE REVENUE RECOGNITION

ZIM records revenues from the perpetual license of the Company's software products and the sale of related maintenance and consulting. The Company's standard license agreement provides a license to use the Company's products based on the number of licensed users. The Company may license its software in multiple element arrangements if the customer purchases any combination of maintenance, consulting or training services in conjunction with the license.

The Company recognizes revenue pursuant to the requirements of the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP 97-2") "Software Revenue Recognition", as amended by SOP 98-9 "Software Revenue Recognition with Respect to Certain Transactions." Revenue is recognized using the residual method when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. The Company allocates revenue to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately. The Company defers revenue for the undelivered elements and recognizes the residual amount of the arrangement fee, if any, when the basic criteria in SOP 97-2 have been met.

Under SOP 97-2, revenue is recognized when the following four criteria have been met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred;
•	the fee is fixed and determinable; and
•	collectibility is probable.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The Company records revenue as earned as evidenced by contracts or invoices for its services at prices established by contract, price list and/or fee schedule less applicable discounts. If at the outset of an arrangement the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes due. If at the outset of an arrangement the Company determines that the collectibility is not probable, revenue is deferred until payment is received.

Collectibility is assessed based on the collection history of the client, current economic trends, customer concentrations and customer credit worthiness. Delivery of the software has occurred once the customer has accepted the product or has been provided with permanent keys to the file transfer protocol ("FTP") site. If an arrangement allows for customer acceptance of the software or services, the Company defers revenue recognition until the earlier of customer acceptance or when the acceptance right lapses.

MAINTENANCE AND CONSULTING REVENUE RECOGNITION

Maintenance revenues are recognized equally over the term of the maintenance contract.

Consulting revenue, which represents services provided on a per diem basis to customers, is recognized as the services are performed as there are no customer acceptance provisions involved in these types of arrangements.

In general, credit terms of 30 days are extended to customers.

RESEARCH AND DEVELOPMENT EXPENSES

Costs related to research, design and development of products and applications are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. All subsequent costs are expensed as incurred. To date, completing a working model of the Company's products and the general release of the products has substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

ADVERTISING

Advertising costs are expensed as incurred. Advertising costs amounted to $32,099 for the year ended March 31, 2006 ($42,311 for the year ended March 31, 2005).

INVESTMENT TAX CREDITS

The Company qualifies for scientific research and development expenditures. Investment tax credits are recorded as a reduction of income tax expense when it is more likely than not that the credits will be realized. Investment tax credits not utilized in the current year can be used to offset income taxes in future years.

GOVERNMENT ASSISTANCE

Government assistance is recorded as a reduction of the related expense or the cost of the assets acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

TRANSLATION OF FOREIGN CURRENCIES

The Company's reporting currency is the US dollar and the functional currency is the Canadian dollar.

Assets and liabilities of the Company's subsidiaries, recorded in functional currencies other than Canadian dollars, are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. Revenues, expenses and cash flow amounts are translated at the weighted average exchange rates for the period. The resulting translation adjustments are included in accumulated other comprehensive income (loss) in shareholders' equity.

The accounts of the Company's subsidiaries that are recorded in the Company's functional currency, the Canadian dollar, translate their foreign currency transactions as follows: gains or losses from foreign currency transactions such as those resulting from the settlement of receivables or payables denominated in foreign currency, are translated at the weighted average exchange rates for the period and are included in the statement of operations of the current period. For the year ended March 31, 2006 and 2005, the Company recognized a foreign exchange gain of $53,008 and $31,768 respectively in the accompanying consolidated statements of operations.

The translation of the Company's financial statements from the functional currency to its reporting currency is performed as follows: All assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date. Revenues, expenses and cash flow amounts are translated at the weighted average exchange rates for the period. The resulting translation adjustments are included in comprehensive income/ (loss) in shareholders' equity.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. When necessary, a valuation allowance is recorded to reduce the tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

EARNINGS PER SHARE

Basic earnings per share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share are calculated giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to such shares at the later of the beginning of the period or the issuance date. This method is used to determine the dilutive effect of common shares. The treasury stock method is used to determine the dilutive effect of warrants and stock options. The treasury stock method assumes that proceeds received from the exercise of in-the-money share purchase warrants and stock options are used to repurchase common shares at the average market price during the period.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

STOCK OPTION PLAN

Through March 31, 2006, stock option grants have been accounted for in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations including Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." As such, compensation expense has been recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price or in connection with the modification to outstanding awards and/or changes in grantee status.

No compensation expense has been recognized for this plan when stock options are issued to directors and employees of the Company. Any consideration paid by the eligible participants on exercise of stock options is credited to share capital. If stock options are repurchased from eligible participants, the excess of the consideration paid over the carrying amount of the stock option cancelled is charged to shareholders' equity. Since the Company does not account for options granted to participants using the fair value method for employees and directors, it discloses pro forma information related to net income and earnings per share figures, which are calculated as if the entity applied the fair value method of accounting to stock options granted to participants.

Compensation expense related to stock options granted to non-employees is accounted for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires entities to recognize an expense based on the fair value of the related awards.

The following table illustrates the effect on net loss and basic and diluted net loss per share as if we had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$

Net loss, as reported	(3,388,493)	(3,964,107)

Stock-based employee compensation income (expense) included in net loss	-	-
Stock-based employee compensation expense determined under fair value based method for all awards	(161,673)	(1,375,406)

Net loss, pro forma	(3,550,166)	(5,339,513)

Basic and diluted net loss per share:
As reported, basic and diluted	(0.06)	(0.07)

Pro forma, basic and diluted	(0.06)	(0.09)

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended March 31, 2006	Year ended March 31, 2005
Risk-free interest rates	4.50%	3.00%
Expected volatility	80%	80%
Dividend yield	0	0
Expected life of options (years)	2.0	1.5

Beginning in fiscal 2007, ZIM will record compensation expense related to stock options as described in Note 20(i) below.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the underlying assets using the following methods and rates:

Computer equipment	40%	Declining balance
Software	40%	Declining balance
Technology platform	33%	Declining balance
Office furniture and equipment	40%	Declining balance
Voice communications equipment	20%	Declining balance
Leasehold improvements	5 years	Straight line

ZIM moved into new office space during the year and purchased a new telephone system. Due to the new technology, which will significantly extend the life of the equipment, the Company has changed the estimate for voice communications equipment to 20% declining balance from one year, straight line.

LEASES

Leases are classified as either capital or operating in nature. Capital leases are those which substantially transfer the benefits and risks of ownership to the Company. Assets acquired under capital leases are amortized at the same rates as those described for property and equipment. Obligations recorded under capital leases are reduced by the principal portion of lease payments. The imputed interest portion of lease payments is charged to expense. Operating leases are expensed as incurred.

LONG-LIVED ASSETS

Long-lived assets are tested for impairment when evidence of a decline in value exists and are adjusted to estimated fair value if the asset is impaired. Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” ("FAS 144") requires that, whenever events and circumstances indicate that the Company may not be able to recover the net book value of its productive assets, the undiscounted estimated future cash flows from the expected use of those assets must be compared to their net book value to determine if impairment is indicated. FAS 144 requires that assets deemed impaired be written down to their estimated fair value through a charge to earnings. FAS 144 states that fair values may be estimated using discounted cash flow analysis or quoted market prices, together with other available information. Under the provisions of FAS 144, the Company reviewed its long-lived assets for impairment to determine if there were events or

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

changes in circumstances that would indicate that the carrying amount of the assets may not be recoverable through future cash flows.

INTANGIBLE ASSETS

Intangible assets that are determined to have finite lives are amortized on the straight-line method over their estimated useful lives.

Customer lists relating to ZTI do Brasil Ltda. were being amortized over their estimated rate of customer attrition which has been assumed to be 40% in the first year, 50% of the then residual in the second and third years, and the remaining balance in the fourth year.

Customer relationships relating to E-Promotions Limited and EPL Communications (together referred to as "EPL") were being amortized on a straight-line basis over 18 months and the core technology relating to EPL was being amortized on a straight-line basis over five years. An impairment in the value of customer relationships and core technology relating to EPL was recorded in the fiscal year ending March 31, 2005.

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. The Company adopted SFAS No. 142. SFAS No. 142 requires goodwill and other intangible assets to be subject to an assessment of impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment involves a two-step process prescribed in SFAS No. 142, whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any.

GOODWILL

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination accounted for under the purchase method. As a result of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" ("FAS 142"), that was effective for the Company as of the beginning of fiscal year 2003, goodwill and other intangible assets with an indefinite useful life are not amortized but evaluated for impairment annually.

We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. Our impairment process compares the fair value of ZTI do Brasil Ltda. in fiscal 2005 and EPL in fiscal 2005 and fiscal 2006 to their respective carrying values, including the goodwill related to these reporting units.

Based on negative trends in our results relating to EPL and in the industry at large, ZIM performed an impairment review in the third quarter to determine if the recorded goodwill relating to EPL was impaired. Our impairment review compares the fair value of EPL to their respective carrying values, including the goodwill related to these reporting units.

OTHER

No remuneration has been recorded in these financial statements for the services of the Chief Executive Officer who represents the majority shareholder.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

3 - ACCOUNTS RECEIVABLE

	March 31, 2006	March 31, 2005
	$	$
Trade accounts receivable	1,216,395	1,606,444
Unbilled trade accounts receivable	73,728	595,227
Allowance for doubtful accounts	(43,711)	(56,733)
Other	55,235	29,210
	1,301,647	2,174,148

4 - PROPERTY AND EQUIPMENT

March 31, 2006	Cost	Accumulated depreciation	Net book value
	$	$	$

Computer equipment	879,105	761,174	117,931
Software	57,823	54,443	3,380
Office furniture and equipment	183,034	149,735	33,299
Voice communications equipment	5,091	297	4,794
Leasehold improvements	133,972	12,467	121,505

	1,259,025	978,116	280,909

March 31, 2005	Cost	Accumulated depreciation	Impairment	Net book value
	$	$	$	$
Computer equipment	819,060	671,794	-	147,266
Software	54,287	48,572	-	5,715
Technology platform	707,406	475,136	232,270	-
Office furniture and equipment	180,792	125,027	-	55,765
Leasehold improvements	119,396	116,299	-	3,097

	1,880,941	1,436,828	232,270	211,843

The Company reviewed its fixed assets for impairment at each year end to determine if there were events or changes in circumstances that would indicate that the carrying amount of the assets may not be recoverable through future cash flows.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

After the acquisition of EPL, the Company relied solely on the technology purchased to provide its aggregator services to the UK. Initially the technology was able to perform at reasonable levels. As ZIM continued to add new customers and increased the load of messages, the Company experienced technical difficulties with this purchased platform. After several attempts to stabilize the platform and with the hiring of a new Chief Technology Advisor in January 2005, the decision was made to rebuild the platform in Canada using new technologies, thereby abandoning the UK platform by the first quarter of 2006. The Company therefore performed an impairment test on this asset during the fourth quarter of the year ended March 31, 2005, using the discounted future cash flows method, and as a result of this test, the Company determined that the technology platform was fully impaired and recorded a non-cash impairment charge of approximately $232,000 in the year ended March 31, 2005. This impairment was reported under the mobile segment.

5 - INTANGIBLE ASSETS

March 31, 2006	Cost	Accumulated amortization	Impairment	Net book value
	$	$	$	$

Customer list	80,997	80,997	-	-

	80,997	80,997	-	-

March 31, 2005	Cost	Accumulated amortization	Impairment	Net book value
	$	$	$	$

Customer list	78,206	75,150	-	3,056
Core technology	1,077,683	244,510	833,173	-
Customer relationships	549,838	415,828	134,010	-

	1,705,727	735,488	967,183	3,056

The core technology intangible asset associated with the physical technology platform purchased as discussed in Note 4 was also determined to be fully impaired during the fourth quarter of the year ended March 31, 2005. The carrying amount of this intangible asset was compared to its fair value using the discounted future cash flow method. The facts and circumstances leading to this impairment are the same as noted in Note 4. The amount of the impairment loss was approximately $830,000. This impairment was also reported under the mobile segment in the year ended March 31, 2005.

On February 10, 2004, at the time of the EPL acquisition, a customer list intangible asset was recorded. The amount originally assigned to the acquired customer list was based on the costs that the Company would have otherwise incurred to establish these relationships. At that time, ZIM believed that the value of these customer relationships was that it would enable us to sell our SMS Office products to the mobile operators in the UK. However, as noted earlier, even though SMS Office was well received by these international mobile operators, this product did not receive market acceptance from end users and

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

the Company therefore ceased all sales efforts for the product. In addition, due to the instability of the UK platform as mentioned above, ZIM was unable to reliably service some of the customers acquired in the acquisition, resulting in reduced revenues by the fourth quarter of the year ended March 31, 2005. Based on these events, ZIM performed an impairment test on this asset during the fourth quarter of the year ended March 31, 2005 using the future discounted cash flow method. This test resulted in a non-cash impairment charge in the year ended March 31, 2005 of approximately $134,000 in the mobile segment rendering the asset fully impaired.

As a result, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company recorded an impairment charge in its Consolidated Statement of Operations for the year ended March 31, 2005 of approximately $967,000 related to the core technology and customer relationships.

The remaining customer list was fully amortized in fiscal 2006.

6 - GOODWILL

EPL

Based on negative trends in our results and in the industry at large, ZIM performed an impairment review in the third quarter of the year ended March 31, 2006 to determine if the recorded goodwill associated with EPL was impaired. Our impairment review compared the fair value of EPL to their respective carrying values, including the goodwill related to these reporting units.

The impairment test indicated that the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows; this resulted in a $2,133,197 non-cash impairment charge. As of the date of our last impairment test, March 31, 2005, ZIM anticipated significantly higher margins and increases in its revenue levels from prior years, based on its actual results in fiscal 2005, the industry trends and reviewing comparable companies. However, due to the saturation in the market, which ZIM was unable to predict at the time of the previous impairment test, ZIM has been unable to increase revenues, and in fact have experienced declines in revenue from the last fiscal year. At this time, ZIM does not foresee achieving the growth targets anticipated for future years. In addition, the margins experienced continue to decline as the industry is becoming more competitive. Due to these factors, ZIM will continue to offer its aggregation services but will focus on new growth opportunities within the mobile industry.

As a result of the decrease in revenues, the increased competition and our decision to focus on expanded areas of growth, ZIM determined that the goodwill acquired in the EPL acquisition is fully impaired.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Brazil

The annual evaluation of goodwill associated with our Brazil reporting unit was performed during the fourth quarter of fiscal 2005. The impairment test indicated that the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows; this resulted in a $530,270 non-cash impairment charge. During the year ended March 31, 2005, the Brazil operations experienced a substantial decline in operating performance when compared to prior year performance and budgeted 2005 result. Management expected to see a return to historical levels subsequent to the release of ZIM 8 in the fall of 2004, however results for the third and fourth quarter of fiscal 2005 failed to meet expectations. Further, as ZIM was no longer focused on the database market and as the database market has become increasingly competitive, management made the decision to limit sales initiatives in Brazil or in the database market and focus on the mobile segment. Management continues to support their existing Zim IDE software customers but is not forecasting significant new revenues or new customers in this segment. Management also decided during the 2005 fiscal year to close the office in Brazil and terminate three of the six employees. As a result of the lack of sales, the increased competition and management's decision to downsize the Brazilian office, the Company determined that the goodwill associated with the Brazil reporting unit was fully impaired in fiscal 2005.

$

Balance at March 31, 2004	2,397,620
Goodwill impairment charge	(530,270)
Foreign exchange	201,531

Balance at March 31, 2005	2,068,881
Goodwill impairment charge	(2,133,197)
Foreign exchange	64,316

Balance at March 31, 2006	–

7 – LINE OF CREDIT

In the first quarter of fiscal 2006, ZIM obtained a working capital line of credit for $250,000 from its principal banker. The $250,000 revolving credit facility is secured by the Company’s assets and amounts drawn bear interest at the prime rate, as published by the Royal Bank of Canada, plus 1.75%. At March 31, 2006, there was $220,033 available on the line of credit.

As at March 31, 2006, ZIM was in violation of certain covenants associated with the line of credit. Specifically, ZIM has not maintained a ratio of current assets to current liabilities of not less than 1.1:1 or a tangible net worth of at least $750,000.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

8 - ACCRUED LIABILITIES

	March 31, 2006	March 31, 2005
	$	$

Employee related accruals	59,214	42,461
Professional fees	177,762	73,336
Withholding tax accrual	11,094	96,794
Trade	156,857	523,239
Other	1,218	139,176
	406,145	875,006

9 - RELATED PARTY TRANSACTIONS

On June 25, 2004, the Company's Chief Executive Officer ("CEO") and majority shareholder, a corporation owned by the spouse of the CEO ("160879 Canada Inc.") and the spouse of the CEO participated in a private placement of the Company's common shares whereby they purchased an aggregate of 775,789 units for gross proceeds of $294,800. The shares issued in the private placement were priced at $0.38 per unit, the closing market price on the Over the Counter Bulletin Board ("OTCBB") on June 8, 2004, with each unit consisting of one common share and two warrants to purchase common shares for $0.38 per share.

On July 30, 2004, the Company completed the second part of this private placement of 2,004,211 units at $0.38 per unit, for gross proceeds of $761,600. All of the 2,004,211 units were purchased by the spouse of the CEO.

On October 7, 2004, the Company completed a private placement of 1,018,077 units at $0.39 per unit, the closing market price of ZIM's common shares on the OTCBB, on October 6, 2004. The units were purchased by the spouse of the CEO, with each unit consisting of one common share and two warrants to purchase common shares for $0.39 per share. Gross proceeds were $397,050.

DUE TO A SHAREHOLDER

On August 11, 2005, ZIM entered into a loan agreement with its CEO to make credit facility available to the Company. The credit facility is an unsecured revolving facility in the amount of approximately $428,100. All advances shall bear interest at the Royal Bank of Canada prime rate plus 1.75% and are repayable on demand.

As at March 31, 2006, the principal balance due to the Chief Executive Officer is $419,538 plus $10,722 of interest due.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

10 - SHAREHOLDERS' EQUITY

Transactions for the periods include the following:

The Company issued 43,700 and 305,000 common shares in the years ended March 31, 2006 and 2005, respectively, pursuant to the exercise of stock options by employees and non-employees.

On June 25, 2004, the Company completed the first part of a non-brokered private placement of 1,010,555 units at $0.38 per unit, for total gross proceeds of $384,011. Each unit consisted of one common share and two common share purchase warrants. Each warrant may be exercised at any time prior to September 25, 2005 at an exercise price of $0.38 per share. Of these 1,010,555 units, 775,789 were purchased by related parties.

On July 30, 2004, the Company completed the second part of this private placement of 2,004,211 units at $0.38 per unit, for total gross proceeds of $761,600. Each unit consisted of one common share and two common share purchase warrants. Each warrant may be exercised at any time prior to October 30, 2005 at an exercise price of $0.38 per share. All of the 2,004,211 units were purchased by the spouse of the CEO.

On October 7, 2004, the Company completed a private placement of 1,018,077 units at $0.39 per unit, the closing market price of ZIM's common shares on the OTCBB, on October 6, 2004. The units were purchased by the spouse of the Company's CEO, with each unit consisting of one common share and two warrants to purchase common shares for $0.39 per share. Gross and net proceeds were $397,050. The warrants expired on January 6, 2006.

ADDITIONAL PAID IN CAPITAL

During the years ended March 31, 2006 and 2005, the Company issued options to non-employees, in consideration for advisory services, and as a result, additional paid in capital has been increased by $254,017 and $334,422 respectively.

The fair value was estimated using the Black-Scholes option pricing model with the following assumptions:

	Year ended March 31, 2006	Year ended March 31, 2005
Risk-free interest rates	4.50%	3.00%
Expected volatility	80%	80%
Dividend yield	0	0
Expected life of options (years)	2.0	1.5

11 - STOCK OPTIONS

Under ZIM’s Employee Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 27,200,000 common shares. As at March 31, 2006, 21,874,371 (March 31, 2005, 16,551,871) options were outstanding under the Employee Stock Option Plan. In addition, 6,110,000 (March 31, 2005, 6,110,000) options were issued in prior periods outside of ZIM’s Employee Stock Option Plan. Stock options are granted with an exercise price equal to the common shares' fair market value at the date of grant. Options are granted periodically and both the maximum term of an option and the vesting period are set at the Board's discretion.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

A summary of the status of the stock options is as follows:

	March 31, 2006		March 31, 2005
	Number of options outstanding	Weighted average exercise price	Number of options outstanding	Weighted average exercise price
		$		$
Options outstanding, beginning of year	22,661,871	0.64	20,835,071	0.75
Granted	6,700,000	0.16	10,154,182	0.42
Exercised	(43,700)	0.17	(305,000)	0.27
Forfeited	(1,333,800)	0.48	(8,022,382)	0.65
Options outstanding, end of year	27,984,371	0.54	22,661,871	0.64

The following table represents a summary of the options outstanding as at March 31, 2006:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at March 31, 2006	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at March 31, 2006	Weighted average exercise price
$		Years	$		$

0.07-0.16	2,875,000	2.65	0.12	2,875,000	0.12
0.17-0.33	6,411,666	2.02	0.20	6,411,666	0.20
0.34-0.48	4,469,723	1.06	0.39	4,469,723	0.39
0.50-0.69	1,822,500	1.04	0.62	1,822,500	0.62
0.70-0.86	8,426,650	1.02	0.83	8,426,650	0.83
0.94	3,978,832	0.21	0.94	3,978,832	0.94

	27,984,371	1.31	0.54	27,984,371	0.54

EMPLOYEE AND NON-EMPLOYEE OPTIONS

During the year ended March 31, 2006, 2,890,000 (March 31, 2005 - 8,414,182) options were granted to employees.

During the year ended March 31, 2006, 3,810,000 (March 31, 2005, 1,740,000) options were granted to non-employees.

Of the 3,810,000 options granted to non-employees in the year ended March 31, 2006, no options were granted below market and 3,600,000 were granted at $0.20, when the market price was $0.17. Of the 1,740,000 options granted to non-employees in the year ended March 31, 2005, 400,000 were granted at below market prices.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

During the years ended March 31, 2006 and March 31, 2005 certain employees were terminated and are no longer providing any substantive services to ZIM. Under their termination agreements, their option grants were modified and the options were retained and extended to their original term. In accordance with Issue 20 of Issue 00-23, the options are accounted for under Opinion 25. The intrinsic values of the modified options are recognized as compensation expense on the date of termination, which is considered the measurement date.

The compensation expense recorded due to the modification of terminated employees’ options in the years ended March 31, 2006 and March 31, 2005 are NIL and $750.

12 – WARRANTS

As at March 31, 2006, 1,150,006 (March 31, 2005, 9,215,692) warrants were outstanding. Warrants were issued in January 2004 as part of a private placement. The warrants expire on May 30, 2008 and have an exercise price of $0.20. Each warrant entitles the holder to purchase one common share of ZIM. During the fiscal year ended March 31, 2006, 8,065,686 warrants expired. No warrants have been exercised.

13- INTEREST

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$

Interest expense	21,401	6,436
Interest income	(26,911)	(11,971)
Total	(5,510)	(5,535)

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

14 - INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the basic federal and provincial income tax rates to loss before taxes, as follows:

	Year ended March 31, 2006	Year ended March 31, 2005

Tax Rate	36.12%	36.12%

Expected Canadian Income Tax Recovery	(1,265,122)	(1,475,693)
Adjustment due to application of Small Business Deduction	612,947	714,967
Change in valuation allowance for originating temporary differences and losses available for carry forward	639,441	744,947
Difference between Canadian and foreign tax rates	14,480	11,527
Other	72,641	51,003
Refundable tax credits	(188,444)	(168,173)
	(114,059)	(121,421)

The change in valuation allowance for originating temporary differences and losses available for carry forward, is calculated using an effective tax rate of 18.62%, based on the application of the Small Business Deduction. The rate at which such amounts may be realized as disclosed as part of a deferred tax asset and related valuation allowance takes into account the enacted tax rate decreases over the expected period of realization.

Income tax recoveries of $114,059 and $121,421 for the years ended March 31, 2006 and 2005 respectively relate to refundable income tax credits receivable, partially offset by income taxes paid by the Company's Brazilian subsidiary.

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that gave rise to significant portions of the deferred tax asset and deferred tax liability are as follows:

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

	March 31, 2006	March 31, 2005
	$	$
Temporary differences
Losses available for carry forward	1,754,778	1,744,609
Property and equipment - differences in net book value and unamortized capital cost	113,701	143,432
Intangible assets - differences in net book value and tax basis	149,419	143,702
Unused scientific research and experimental development amounts deductible	815,551	694,634
Other	-	(14,917)
Gross deferred tax asset	2,833,449	2,711,460
Valuation allowance	(2,833,449)	(2,711,460)
Net deferred tax asset	-	–

The Company has federal and provincial non-capital losses available to reduce taxable income in Canada which expire in the following years:

	Federal	Provincial
	$	$

2007	765,436	765,436
2008	2,804,893	2,804,893
2009	1,633,963	1,633,963
2010	630,442	630,442
2011	1,325,263	1,325,263
thereafter	2,264,162	2,264,162
	9,424,159	9,424,159

As at March 31, 2006, the Company had accumulated unclaimed federal and provincial scientific research and experimental development deductions of approximately $2,417,076 and $3,432,758 respectively ($2,033,658 and $2,849,822 in 2005). This amount can be carried forward indefinitely to reduce income taxes payable in future years.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The Company has federal scientific research and experimental development credits available to reduce income taxes in Canada which expire in the following years:

$
2007	-
2008	1,553
2009	1,170
2010	6,302
2011	-
Thereafter	328,717
337,742

For the year ended March 31, 2006, the Company recorded an amount of $188,444 of investment tax credits ($168,173 for the year ended March 31, 2005).

15 - LOSS PER SHARE

For the purposes of the loss per share computation, the weighted average number of common shares outstanding has been used. Had the treasury stock method been applied to the unexercised share options and warrants, the effect on the loss per share would be anti-dilutive.

The following securities are considered "in the money" and could potentially dilute basic loss per share in the future but have not been included in diluted loss per share because their effect was anti-dilutive:

	March 31, 2006	March 31, 2005

Stock options	-	2,460,000
Warrants	-	-

Total options outstanding at March 31, 2006 and 2005 were 27,984,371 and 22,661,871 respectively. Total warrants outstanding at March 31, 2006 and 2005 were 1,150,006 and 9,215,692 respectively.

16 - FINANCIAL INSTRUMENTS

RISK MANAGEMENT ACTIVITIES

The Company operates internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

FOREIGN EXCHANGE RISK MANAGEMENT

Cash includes the following amounts in their source currency:

	March 31, 2006	March 31, 2005

Canadian dollars	(3,784)	121,047
US dollars	10,010	92,120
Brazilian reals	390,573	162,933
British pounds	24,564	256,464
Euros	9,347	–

Accounts receivable include the following amounts receivable in their source currency:

	March 31, 2006	March 31, 2005

Canadian dollars	588,206	1,036,455
US dollars	5,709	121,530
Brazilian reals	340,150	488,009
British pounds	260,670	474,643
Euros	150,746	86,582

Accounts payable include the following amounts payable in their source currency:

	March 31, 2006	March 31, 2005

Canadian dollars	339,655	485,695
US dollars	9,857	213,864
Brazilian reals	24,688	29,425
British pounds	132,921	276,532
Euros	57,424	11,460

CONCENTRATION OF CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Concentrations of credit risk in accounts receivable are indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	March 31, 2006	March 31, 2005

Canada	38%	36%
North and South America, excluding Canada	16%	15%
Great Britain	28%	41%
Europe, excluding Great Britain	11%	8%
Other	7%	0%
	100%	100%

FAIR VALUE

The carrying values of cash, accounts receivable, investment tax credits receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

17 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company has the following lease commitments relating to facilities:

$
2007	62,173
2008	62,173
2009	61,968
2010	58,824
2011	34,314
279,452

For the year ended March 31, 2006, rent expense was $239,867 ($235,308 for the year ended March 31, 2005).

OTHER

The Company is committed to pay an arm's length third party $75,000 upon the listing of ZIM Company's common shares on a national securities exchange selected by ZIM’s Board of Directors.

Zim Technologies do Brasil Ltda. may be subject to the Contribution of Intervention on Economic Domain tax on values remitted abroad. However, the Company's management intends to contest this assessment if issued. Consequently, no provision has been accounted for in that respect. If an assessment is issued and the Company is unsuccessful at contesting the assessment, the resulting settlement would not have a material impact on the consolidated financial statements of the Company.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

18 - SEGMENT REPORTING

Management has determined that the Company operates in two reportable segments: mobile applications and enterprise software. Mobile applications involve providing SMS and other content applications and services for mobile devices. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications.

The Company considers all revenues and expenses to be of an operating nature and accordingly, allocates them to the segments. Costs specific to a segment are charged directly to the segment. Company office expenses are allocated to either of the segments based on gross revenues. Significant assets of the Company include cash and working capital. The accounting policies of the reportable segments are the same as those described in the summary of the significant accounting policies.

The following table sets forth external revenues, cost of revenues, operating expenses and other amounts attributable to these product lines:

Year ended March 31, 2006	Mobile	Software	Total
	$	$	$

Revenue	2,356,598	1,238,717	3,595,315
Cost of revenue	(1,770,338)	(205,303)	(1,975,641)
Gross margin	586,260	1,033,414	1,619,674

Allocation of operating expenses	2,461,257	519,369	2,980,626
Amortization of intangible assets	-	2,984	2,984
Impairment of goodwill	2,133,197	-	2,133,197
Loss on disposable of fixed assets	10,929	-	10,929
Allocation of interest expense (income)	(4,550)	(960)	(5,510)
Income tax expense (recoverable)	(156,688)	42,629	(114,059)
	4,444,145	564,022	5,008,167

Net (loss) income	(3,857,885)	469,392	(3,388,493)

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Year ended March 31, 2005	Mobile	Software	Total
	$	$	$

Revenue	2,767,011	1,264,187	4,031,198
Cost of revenue	(2,064,942)	(256,376)	(2,321,318)
Gross margin	702,069	1,007,811	1,709,880

Allocation of operating expenses	3,214,709	463,753	3,678,462
Amortization of intangible assets	347,762	11,435	359,197
Impairment of long-lived assets	232,270	-	232,270
Impairment of intangible assets	967,183	-	967,183
Impairment of goodwill	-	530,270	530,270
Loss on disposable of fixed assets	33,561	-	33,561
Allocation of interest expense (income)	(4,837)	(698)	(5,535)
Income tax expense (recoverable)	(143,771)	22,350	(121,421)
	4,646,877	1,027,110	5,673,987

Net loss	(3,944,808)	(19,299)	(3,964,107)

Approximately 66% of net revenue in fiscal 2006 was from the mobile segment and 34% was from the enterprise software segment. In the year ended March 31, 2005, approximately 69% of net revenue was from the mobile segment and 31% of revenue was from the enterprise software segment. Approximately 82% of the revenue, before revenue share payments, was from the mobile segment and 28% was from the enterprise software segment.

The decrease in the mobile segment revenue and margin relates to increased competition in the SMS aggregation market. The revenue for our software segment remained stable between the years. The increase in net income between the years ended March 31, 2006 and 2005 is primarily due to the impairment of goodwill in the year ended March 31, 2005.

The Company has one customer based in Barcelona, Spain generating approximately 18% of total revenue for the year ended March 31, 2006. No customers generated over 10% of revenue for the year ended March 31, 2005.

The following table sets forth segment assets used by each product line:

	March 31, 2006	March 31, 2005
	$	$
Mobile	1,919,468	5,074,629
Software	405,041	732,065
Total assets	2,324,509	5,806,694

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The following table sets forth external revenues and long-lived assets attributable to geographic areas. External revenues are based on the location of the customer:

	Year ended March 31, 2006	Year ended March 31, 2005
	$	$

United States	504,286	655,944
United Kingdom	411,889	2,062,218
Europe	892,592	148,007
Brazil	1,012,115	804,813
Canada	765,743	348,991
Other	8,690	11,225
Total revenue	3,595,315	4,031,198

	March 31, 2006	March 31, 2005
	$	$
Long-lived assets
Canada	273,532	205,016
Brazil	7,377	9,883
United Kingdom	-	2,068,881
Total long-lived assets	280,909	2,283,780

Management evaluates each segment’s performance based upon revenues and margins achieved.

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

19 – SUBSEQUENT EVENTS

On April 1, 2006, ZIM Corporation (the “Company”) acquired all of the outstanding capital stock of Advanced Internet Inc., from Advanced Telecom Services, Inc. (“ATS”), in exchange for 10,000,000 common shares of the Company (the “Consideration Shares”), a non-interest bearing note repayable over 12 months to April 1, 2007 with a principal amount of $250,000, secured by a charge over all of the Company’s current and after-acquired assets, and an option to purchase an additional 500,000 common shares of the Company with an exercise price of $0.07. The total purchase price was approximately $950,000.

The Stock Purchase Agreement provides for ZIM and ATS to indemnify each other for breaches of the other’s representations, warranties and covenants, and also for certain tax liabilities. A total of 1,000,000 of the Consideration Shares were placed in escrow for one year after the closing to secure ATS’s indemnification obligations to the Company. In addition, ZIM has agreed to use its best efforts both to file a registration statement within six months of the closing date to register re-sales of the Consideration Shares by ATS and also to cause that registration statement to be declared effective as soon after filing as reasonably practicable.

AIS owns and operates two internet mobile content sites known as www.ringingphone.com and www.monstertones.com.

20 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

(i) SFAS NO. 123R

In December 2004, the FASB issued SFAS 123R, Share-Based Payment, ("SFAS 123R"). This revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. SFAS 123R will be effective for fiscal years beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R. Management believes the impact on ZIM'S financial statements of applying Black-Scholes option-pricing model for stock options approximates the amounts disclosed in Note 2.

(ii) SFAS 153

The FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), "Exchanges of Non-Monetary Assets" as an amendment to Accounting Principles Board Opinion No. 29 (“APB 29”), and “Accounting for Non-Monetary Transactions." APB 29 prescribes that exchanges of non-monetary transactions should be measured based on the fair value of the assets exchanged, while providing an exception for non-monetary exchanges of similar productive assets. SFAS 153 eliminates the exception provided in APB 29 and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 is to be applied prospectively and is effective for all non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect there to be any material effect on the consolidated financial statements upon adoption of the new standard.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The Registrant's By-Laws limit, to the maximum extent permitted by Canadian law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The By-Laws provide further that the Corporation shall indemnify to the fullest extent permitted by Canadian law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Corporation. The By-Laws also provide that the directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director of officer is made a party by virtue of his or her being an officer or director of the Corporation to the maximum extent permitted by Canadian law.

Insofar as an indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

$
Securities and Exchange Commission Registration Fee	101.07
Printing and Engraving Expenses	2,500.00
Accounting and Legal Fees and Expenses	45,000.00
Miscellaneous	2,398.93

TOTAL	50,000.00

ITEM 26.  Recent Sales of Unregistered Securities

Within the past three years, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended:

On January 7, 2004, the Registrant issued an aggregate of 9,211,511 shares of its common shares to Dr. Cowpland and to 160879 Canada Inc. upon the conversion by Dr. Cowpland of approximately $630,000 of promissory notes held by Dr. Cowpland, and the conversion by 160879 Canada Inc. of approximately $2.7 million held by 160879 Canada Inc. The Registrant's board of directors approved this conversion of debt into common shares based on the last closing price of our common shares on the OTC-BB. The total amount due, with interest, was $3,960,950. The share price used in the conversion was $.43, resulting in 9,211,511 common shares being issued to Dr. Cowpland and to 160879 Canada Inc.

In January 2004, the Registrant sold to 71 persons an aggregate of 1,150,006 units at $.75 per unit, each unit consisting of one share of the Registrant's common shares and one warrant to purchase an additional share of the Registrant's common shares at $.75 per share for a period of six months from the date of issuance.

In February 2004, the Registrant issued 4,000,000 of its common shares to six unaffiliated persons as partial consideration for the ownership interest in EPL Communications Limited and E-Promotions Limited.

On June 25, 2004, our Chief Executive Officer and majority shareholder, a corporation owned by his spouse and his spouse participated in a private placement of Common Shares whereby they purchased an aggregate of 775,789 units for gross proceeds of $294,800. The shares issued in the private placement were priced at $0.38 per unit, the closing market price on the OTCBB on July 31, 2004, with each unit consisting of one Common Share and two warrants to purchase Common Shares for $0.38 per share.

On July 30, 2004, we completed the second part of this private placement, consisting of 2,004,211 units at $0.38 per unit, for gross proceeds of $761,600. All of the 2,004,211 units were purchased by the spouse of our Chief Executive Officer.

On October 7, 2004, we completed a private placement of 1,018,077 units at $0.39 per unit, the closing market price of our Common Shares on the OTCBB, on October 6, 2004. The units were purchased by the spouse of our Chief Executive Officer, with each unit consisting of one Common Share and two warrants to purchase Common Shares for $0.39 per share. Gross proceeds were $397,050

On June 30, 2006, we issued 18,365,386 Common Shares in a private placement. The units were priced at $0.04 per unit, the closing market price on the OTCBB on June 29, 2006, with each unit consisting of one Common Share and one warrant to purchase Common Shares for $0.04 per share. Our Chief Executive Officer and majority shareholder, participated in the private placement by purchasing 18,024,591 units through a cash investment of approximately $267,000 US and the remainder being satisfied through the conversion to units of the outstanding balance on a line of credit, provided by the CEO to ZIM, of approximately $454,000.

These issuances were made in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act. Regulation S under that Act also applied. The investors are accredited investors who were afforded full opportunity to obtain material information about the Company, and no general solicitation was involved. In addition, the securities were sold in "offshore transactions" as defined in Regulation S. The issuances were also made in compliance with applicable exemptions under Canadian securities laws.

ITEM 27.  Exhibits

The exhibits filed herewith are listed in the Exhibit Index immediately preceding such exhibits. The Exhibit Index is incorporated herein by reference.

ITEM 28. Undertakings

(a)  The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any additional or changed material information on the plan of distribution.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorize this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Ottawa, Province of Ontario, on the 16th day of August 2006.

ZIM CORPORATION
By: /s/ Michael Cowpland Michael Cowpland President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the respective capacities set forth after their names.

Name	Title	Date
/s/ Michael Cowpland Michael Cowpland	President, Chief Executive Officer and Director	August 16, 2006
/s/ Jennifer North Jennifer North	Chief Financial and Principal Accounting Officer	August 16, 2006
/s/ * Steven Houck	Director	August 16 , 2006
/s/ * James Stechyson	Chairman and Director	August 16 , 2006
/s/ * Donald Gibbs	Director	August 16 , 2006

* By:	/s/ Michael Cowpland
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	EXHIBIT
2.1

Stock Purchase Agreement dated March 28, 2006 by and among ZIM Corporation, Advanced Telecom Services, Inc. and Advanced Internet, Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 28, 2006)

3.1	Articles of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
3.2	By-Laws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
5.1	Opinion of LaBarge Weinstein P.C. (*)
10.1	Agreement by and between ZIM Corporation and SMS.ac dated June 23, 2004 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Amended Annual Report on Form 10-KSB/A-3 filed April 21, 2006)
10.1.1

Addendum I dated October 11, 2004 to Agreement by and between ZIM Corporation and SMS.ac dated June 23, 2004 (Incorporated by reference to Exhibit 10.10 to the Registrant’s Amended Annual Report on Form 10-KSB/A-3 filed April 21, 2006)

10.2	Form of Warrant Agreement by and among certain investors and ZIM Corporation dated June 30, 2004 (Incorporated by reference to the Registrant’s Form 10-QSB for the quarter ended September 30, 2004)
10.3 †

Employment agreement between ZIM Technologies International, Inc. and Jennifer North dated May 27, 2003 (Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on June 24, 2003 (No. 333-106412))

10.4

ZIM Technologies International, Inc. International Distribution Agreement dated November 22, 2000 (Incorporated by reference to Amendment No.4 to the Registrant’s Registration Statement on Form S-4 filed on April 14, 2004 (No. 333-100920))

10.5

ZIM Technologies International, Inc. International Distribution Agreement dated January 1, 2002 (Incorporated by reference to Amendment No.4 to the Registrant’s Registration Statement on Form S-4 filed on April 14, 2004 (No. 333-100920)))

10.6

Form of Share Purchase Agreement between Marlen Cowpland and ZIM Corporation dated October 7, 2004 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004)

10.7

Form of Warrant between Marlen Cowpland and ZIM Corporation dated October 7, 2004 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004)

10.8

Amended Form of Warrant Agreement by and between certain investors and ZIM Corporation (Incorporated by reference to the Registrant’s Amendment No.1 to the Registration Statement on Form SB-2 filed on June 30, 2004. (no. 333-114736))

10.9	Form of Warrant Agreement by and between certain investors and ZIM Corporation (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004)
10.10 †	Employee Stock Option Plan, as amended September 22, 2005 (Incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed August 19, 2005)

10.11 †	Form of Stock Option Agreement under Employee Stock Option Plan (Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006)
10.12 †

Form of Non-Qualified Stock Option Agreement between the Registrant and each of Michael Cowpland, James Stechyson, Steve Houck and Charles Saikaley, dated,2001 (Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006)

10.13	ZIM SMS Gateway Agreement with SIT Consulting, dated October 27, 2004(Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006)
10.14

Secured Senior Promissory Note dated March 31, 2006 between ZIM Corporation and Advanced Telecom Services, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed April 4, 2006)

10.15	Loan Agreement dated August 11, 2005 between ZIM Corporation and Dr. Michael Cowpland (Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed August 11, 2005)
10.16	Form of Warrant Agreement dated June 30, 2006 by and between certain investors and ZIM Corporation (*)
21.1	List of subsidiaries of the Registrant (Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006)
23.1	Consent of Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm (*)
23.2	Consent of LaBarge Weinstein P.C. (included in Exhibit 5.1)
24.1	Power of Attorney is included on the signature page hereto

(*)	Filed herewith.
†	Management contract or compensatory plan or arrangement.